Exhibit 10.1
EXECUTION COPY
DEBTOR-IN-POSSESSION CREDIT AGREEMENT
dated as of February 4, 2011
among
SOUTHWEST GEORGIA ETHANOL, LLC
as Borrower,
THE LENDERS REFERRED TO HEREIN,
WESTLB AG, NEW YORK BRANCH,
as Issuing Bank,
WESTLB AG, NEW YORK BRANCH,
as Administrative Agent for the Lenders,
and
WESTLB AG, NEW YORK BRANCH,
as Collateral Agent for the Senior Secured Parties

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(Continued)

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(Continued)

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(Continued)

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(Continued)
SCHEDULES

Schedule 2.01	Commitments
Schedule 2.10	Form of Interim Order
Schedule 5.10	Contracts
Schedule 5.18	Exceptions to Environmental Warranties
Schedule 5.26	Finder’s, Advisory, Broker’s or Investment Banking Fees
Schedule 5.28	Accounts
Schedule 7.01(h)	Insurance
Schedule 7.01(l)	Initial DIP Budget
Schedule 10.11(a)	Notice Information
EXHIBITS

Exhibit A	Defined Terms
Exhibit B	Form of Note
Exhibit C	Form of Funding Notice
Exhibit D	Form of Issuance Request
Exhibit E	Form of Interest Period Notice
Exhibit F	Lender Statement—Section 881(c)(3)(A) of the Code
Exhibit G	Form of Lender Assignment Agreement
Exhibit H	Full Production Margin Calculation Schedule

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DEBTOR-IN-POSSESSION CREDIT AGREEMENT (this “Agreement”), dated as of February 4, 2011, by and among SOUTHWEST GEORGIA ETHANOL, LLC, a Georgia limited liability company and a debtor-in-possession under Chapter 11 of the Bankruptcy Code (as defined below) (“Borrower”), each of the Lenders from time to time party hereto, WESTLB AG, NEW YORK BRANCH, as issuing bank with respect to the Letters of Credit, WESTLB AG, NEW YORK BRANCH, as administrative agent for the Lenders and WESTLB AG, NEW YORK BRANCH, as collateral agent for the Senior Secured Parties.
RECITALS
WHEREAS, on February 1, 2011 (the “Petition Date”), the Borrower commenced Chapter 11 Case No. 11-10145 — JDW (the “Chapter 11 Case”) by filing a voluntary petition for reorganization under the Bankruptcy Code with the United States Bankruptcy Court for the Middle District of Georgia (the “Bankruptcy Court”) and the Borrower continues to operate its business and manage its properties as a debtor and debtor in possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code;
WHEREAS, prior to the Petition Date, certain Lenders provided financing to the Borrower pursuant to the Senior Credit Agreement, dated as of November 20, 2007, among the Borrower, the other parties signatory thereto, and each such Lender (as amended, modified or supplemented through the Petition Date, the “Pre-Petition Credit Agreement”);
WHEREAS, the Borrower has requested that the Lenders provide a senior secured, superpriority credit facility to the Borrower to fund the working capital requirements of the Borrower and for other purposes permitted under this Agreement during the pendency of the Chapter 11 Case;
WHEREAS, each Lender is willing to make certain Post-Petition (as defined below) loans and make other extensions of credit to the Borrower upon the terms and conditions set forth herein; and
WHEREAS, the Borrower has agreed to secure all the Obligations by granting to the Collateral Agent a security interest in and Lien upon substantially all its existing and after acquired personal and real property.
NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
Section 1.01 Defined Terms. Capitalized terms used in this Agreement, including its preamble and recitals, shall, except as otherwise defined herein have the meanings provided in Exhibit A.
Section 1.02 Principles of Interpretation. (a) Unless otherwise defined, terms for which meanings are provided in this Agreement shall have the same meanings when used in each other Financing Document and each other notice or other communication delivered from time to time in connection with any Financing Document.

(b) Any reference in this Agreement to any Transaction Document shall mean such Transaction Document and all schedules, exhibits and attachments thereto.
(c) All agreements, contracts or documents defined or referred to herein shall mean such agreements, contracts or documents as the same may from time to time be supplemented, amended or replaced or the terms thereof waived or modified to the extent permitted by, and in accordance with, the terms thereof and this Agreement, and shall disregard any supplement, amendment, replacement, waiver or modification made in violation of this Agreement.
(d) Any reference in any Financing Document relating to a Default or an Event of Default that has occurred and is continuing (or words of similar effect) shall be understood to mean that such Default or Event of Default, as the case may be, has not been cured or remedied to the satisfaction of, or has not been waived by, the Required Lenders.
(e) The term “knowledge” in relation to the Borrower, and any other similar expression, shall mean knowledge, after due inquiry, of the chief executive officer, chief financial officer, general manager, production manager, controller, plant manager, commodity specialist or any other Authorized Officer of the Borrower.
(f) Defined terms in this Agreement shall include in the singular number the plural and in the plural number the singular.
(g) The words “herein,” “hereof” and “hereunder” and words of similar import when used in this Agreement shall, unless otherwise expressly specified, refer to this Agreement as a whole and not to any particular provision of this Agreement and all references to Articles, Sections, Exhibits and Schedules shall be references to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.
(h) The words “include,” “includes” and “including” are not limiting.
(i) Any reference to any Person shall include its permitted successors and permitted assigns in the capacity indicated, and in the case of any Governmental Authority, any Person succeeding to its functions and capacities.
Section 1.03 UCC Terms. Unless otherwise defined herein, terms used herein that are defined in the UCC shall have the respective meanings given to those terms in the UCC.
Section 1.04 Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used in any Financing Document shall be interpreted, all accounting determinations and computations hereunder or thereunder shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared, in accordance with GAAP.

ARTICLE II
COMMITMENTS AND FUNDING
On the terms, subject to the conditions and relying upon the representations and warranties herein set forth:
Section 2.01 Loans. (a) Each Lender agrees, severally and not jointly, on the terms and conditions of this Agreement, to make loans (each such loan, a “Loan”) to the Borrower, from time to time but not more frequently than six (6) times each calendar month, until the last Business Day immediately preceding the Maturity Date, in an aggregate principal amount from time to time outstanding, together with all participations in Letters of Credit acquired by such Lender pursuant to Section 2.09(c) (Letters of Credit), not in excess of (i) from and after the date of entry of the Interim Order by the Bankruptcy Court through the date of entry of the Final Order by the Bankruptcy Court, the product of (A) five million Dollars ($5,000,000) and (B) the Commitment Percentage of such Lender and (ii) from the date of entry of the Final Order by the Bankruptcy Court to the Maturity Date, the Commitment of such Lender; provided, however, that (i) the aggregate principal amount of the Loans at any one time outstanding, plus the aggregate Maximum Available Amounts of all issued and outstanding Letters of Credit, shall not exceed the Aggregate Commitment and (ii) the principal amount of the Loans at any one time outstanding provided by each Lender, plus each such Lender’s Commitment Percentage of the Maximum Available Amounts of all issued and outstanding Letters of Credit, shall not exceed such Lender’s Commitment Percentage of the Aggregate Commitment.
(b) Each Funding shall be in the minimum amount of one hundred thousand Dollars ($100,000).
(c) Proceeds of each Loan (other than those resulting from a draw on a Letter of Credit) shall be deposited into the Revenue Account (or as otherwise agreed by the Administrative Agent and specified in the relevant Funding Notice) and applied solely in accordance with this Agreement and the Accounts Agreement and shall be used solely in accordance with the then-current DIP Budget.
(d) Within the limits set forth in Section 2.01(a), the Borrower may pay or prepay and reborrow Loans.
Section 2.02 Notice of Fundings. (a) From time to time, but not more frequently than six (6) times each calendar month, the Borrower may propose a Funding by delivering to the Administrative Agent a properly completed Funding Notice not later than 2:00 p.m., New York City time, five (5) Business Days prior to the proposed Funding Date; provided, that such prior notice period shall not apply to the initial Funding. Each Funding Notice delivered pursuant to this Section 2.02 shall be irrevocable and shall refer to this Agreement and specify (x) whether such Funding is requested to be of Eurodollar Loans and/or Base Rate Loans, (y) the requested Funding Date (which shall be a Business Day) and (z) the amount of such requested Funding.

(b) The Administrative Agent shall promptly advise each Lender of any Funding Notice given pursuant to this Section 2.02, together with such Lender’s portion of the requested Funding.
Section 2.03 Funding of Loans. (a) Subject to Section 2.03(d), each Funding shall consist of Loans made by the Lenders ratably in accordance with their respective applicable Commitment Percentages and shall consist of Eurodollar Loans or Base Rate Loans as the Borrower may request pursuant to Section 2.02 (Notice of Fundings); provided, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).
(b) Subject to Section 4.04 (Obligation to Mitigate), each Lender may (without relieving the Borrower of its obligation to repay a Loan in accordance with the terms of this Agreement and the Notes) at its option fulfill its Commitment with respect to any such Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan.
(c) Subject to Section 2.03(d), each Lender shall make a Loan in the amount of its applicable Commitment Percentage of each Funding on the proposed Funding Date by wire transfer of immediately available funds to the Administrative Agent, not later than 11:00 a.m. New York City time, and the Administrative Agent shall deposit the amounts so received (other than those resulting from a draw on a Letter of Credit) into the Revenue Account (or as otherwise agreed by the Administrative Agent and specified in the relevant Funding Notice); provided, that if a Funding does not occur on the proposed Funding Date because any condition precedent to such requested Funding herein specified has not been met, the Administrative Agent shall promptly return the amounts so received to the respective Lenders without interest.
(d) Unless the Administrative Agent has been notified in writing by any Lender prior to a proposed Funding Date that such Lender will not make available to the Administrative Agent its portion of the Funding proposed to be made on such date, the Administrative Agent may assume that such Lender has made such amounts available to the Administrative Agent on such date and the Administrative Agent in its sole discretion may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made such amount available to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender and, if such Lender pays such amount (together with the interest noted below), then the amount so paid shall constitute such Lender’s Loan included in such Funding. If such Lender does not pay such corresponding amount upon the Administrative Agent’s demand or within two (2) Business Days from the date of such Funding, the Administrative Agent shall promptly notify the Borrower and the Borrower shall repay such corresponding amount to the Administrative Agent within two (2) Business Days of the Administrative Agent’s written request. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at an interest rate per annum equal to (i) in the case of a payment made by such Lender, the Federal Funds Effective Rate and (ii) in the case of a payment made by the Borrower, the Base Rate plus the Applicable Margin. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its commitment hereunder. Notwithstanding anything to the contrary in this Agreement or any other Financing Document, the Administrative Agent may apply all funds and proceeds of Collateral available for the payment of any Obligation to repay any amount owing by any Lender to the Administrative Agent as a result of such Lender’s failure to fund its applicable share of any Funding. A notice by the Administrative Agent to any Lender or the Borrower with respect to any amounts owing under this Section 2.03(d) shall be conclusive, absent manifest error.
Section 2.04 Evidence of Indebtedness. (a) Each Loan made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business, including the Register for the recordation of the Loans maintained by the Administrative Agent in accordance with the provisions of Section 10.03 (Assignments). The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive evidence, absent manifest error, of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control, absent demonstrable error.
(b) The Borrower agrees that in addition to the Register and any other accounts and records maintained pursuant to Section 2.05(a), the Loans made by each Lender shall, if requested by such Lender, be evidenced by a Note or Notes duly executed on behalf of the Borrower and dated the Closing Date (or, if later, the date of any such request). Each such Note shall be payable to the order of such Lender in a principal amount equal to such Lender’s Commitment. Each Lender may attach schedules to its Note and endorse thereon the date and amount of its Loan and payments with respect thereto.
Section 2.05 Termination or Reduction of Commitments. (a) Any Commitments shall be automatically and permanently terminated on the Maturity Date.
(b) Any unused Commitments shall be terminated upon the occurrence of an Event of Default if and to the extent required pursuant to Section 8.02 (Action Upon Event of Default) in accordance with the terms thereof.
(c) The Aggregate Commitment shall be automatically reduced to the extent and in the amount of any prepayment of the Loans pursuant to Section 3.08 (Mandatory Prepayment).
Section 2.06 Letters of Credit. (a) The Issuing Bank agrees at any time on or after the Closing Date, and from time to time on the terms and conditions of this Agreement, upon receipt from the Borrower of an Issuance Request, to issue a Letter of Credit on behalf of the Borrower on the date and in the amount set forth in such Issuance Request; provided, that (i) Letters of Credit may only be issued to satisfy Contractual Obligations of the Borrower related to the Project, (ii) the aggregate Maximum Available Amounts of all issued and outstanding Letters of Credit shall not exceed the LC Cap and (iii) the aggregate Maximum Available Amounts of all issued and outstanding Letters of Credit plus the aggregate outstanding principal amount of all Loans shall not exceed the Aggregate Commitment.

(b) The Borrower shall give the Administrative Agent at least ten (10) Business Days irrevocable prior written notice (such notice, in substantially the form of Exhibit D, an “Issuance Request”) (effective upon receipt) specifying the date (which shall be a day that is no later than thirty (30) days preceding the Maturity Date) a Letter of Credit is requested to be issued, describing in reasonable detail the nature of the transactions or obligations proposed to be supported thereby (which shall be of the nature described in Section 2.06(a)(i)) and the Maximum Available Amount of such Letter of Credit, which shall be no less than fifty thousand Dollars ($50,000)). Upon receipt of an Issuance Request, the Administrative Agent shall promptly notify the Issuing Bank and each Lender of the contents thereof. Within five (5) Business Days of its receipt of such notice, each Lender shall deposit into the Letter of Credit Account an amount equal to such Lender’s Commitment Percentage of the Stated Amount of the Letter of Credit. Amounts standing to the credit of the Letter of Credit Account shall be invested in such Cash Equivalents as the Administrative Agent may select and shall be paid to the Lenders on the Security Discharge Date.
(c) Each Lender (other than the Issuing Bank) agrees that, upon the issuance of any Letter of Credit hereunder, it shall automatically acquire a participation in the Issuing Bank’s liability thereunder in an amount equal to such Lender’s Commitment Percentage of such liability, and each Lender (other than the Issuing Bank) thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to the Issuing Bank to pay and discharge when due, its Commitment Percentage of the Issuing Bank’s liability under each Letter of Credit.
(d) Upon receipt from a beneficiary under a Letter of Credit of a demand for payment thereunder, in proper form to accomplish a draw in accordance with the terms thereof, the Issuing Bank (through the Administrative Agent) shall promptly notify each other Lender and the Borrower of the amount to be paid by the Issuing Bank as a result of such demand and the date on which payment is to be made by the Issuing Bank to such beneficiary in respect of such demand. Immediately following such demand by a beneficiary of payment under a Letter of Credit, the Administrative Agent shall give each Lender prompt notice of the amount of the actual demand for payment, specifying such Lender’s Commitment Percentage of the amount of such demand.
(e) Upon receipt by the Issuing Bank of a demand as described in Section 2.06(d), the Administrative Agent shall withdraw from the Letter of Credit Account for the account of the Issuing Bank in Dollars and in immediately available funds the amount of each Lender’s Commitment Percentage of any payment under the Letter of Credit. Each Lender’s obligation to fund such payments in such manner to the Administrative Agent for account of the Issuing Bank under this Section 2.06(e), and the Issuing Bank’s right to receive the same, shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including (i) the financial condition of the Borrower, (ii) the existence of any Default or Event of Default or (iii) the termination of any Commitments.

(f) Each drawing honored by the Issuing Bank under a Letter of Credit shall reduce the Maximum Available Amount under such Letter of Credit by the amount of such drawing.
(g) Notwithstanding anything herein to the contrary (including Section 6.02 (Conditions to All Fundings and Issuances)), any payments by the Issuing Bank under any Letter of Credit shall automatically be considered to be a Loan to the Borrower from the Issuing Bank and the other Lenders making payments to the Issuing Bank in accordance with Section 2.06(e) in an amount equal to such Issuing Bank’s and each such other Lenders’ Commitment Percentage of the amount of the drawing on the Letter of Credit. All such Loans shall be repaid or prepaid by the Borrower in accordance with the provisions of Article III (Repayments, Prepayments, Interest and Fees). Such Loan shall initially be made as a Base Rate Loan.
(h) The issuance of each Letter of Credit shall be subject to, in addition to the conditions precedent set forth in Section 6.02 (Conditions to All Fundings and Issuances), the conditions precedent that (i) such Letter of Credit shall be in such form and contain such terms as shall be satisfactory to the Issuing Bank consistent with its then-current practices and procedures with respect to letters of credit of the same type; (ii) such Letter of Credit shall be issued solely for the purposes set forth in Section 2.06(a)(i); (iii) the term of each Letter of Credit shall expire no later than the Maturity Date; and (iv) the Borrower shall have executed and delivered such other instruments and agreements relating to such Letter of Credit as the Issuing Bank shall have reasonably requested consistent with its then-current practices and procedures with Letters of Credit of the same type.
Section 2.07 Defaulting Lenders. Anything contained herein to the contrary notwithstanding, if any Lender, other than at the direction or request of any regulatory agency or authority or due to a temporary disruption in the financial markets generally, defaults (a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) any Loan (in each case, a “Defaulted Loan”), then (i) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be a Non-Voting Lender; and (ii) to the extent permitted by applicable law, during any Default Period and until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, (A) any voluntary prepayment of the Loans shall be applied to the outstanding Loans of Lenders other than Defaulting Lenders prior to the outstanding Loans of the Defaulting Lenders, (B) any mandatory prepayment of the Loans shall be applied to the outstanding Loans of Lenders other than Defaulting Lenders prior to the outstanding Loans of the Defaulting Lenders, (C) such Defaulting Lender shall not be entitled to receive any Commitment Fee or Letter of Credit Availability Fee pursuant to Section 3.11 (Fees) with respect to such Defaulting Lender’s Commitment; and (D) availability of Loans pursuant to Section 2.01(a) (Loans) shall, as at any date of determination, be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender. No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.07, performance by the Borrower of its obligations hereunder and the other Financing Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.07. The rights and remedies against a Defaulting Lender under this Section 2.07 are in addition to other rights and remedies which the Borrower may have against such Defaulting Lender with respect to any Funding Default and which the Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.

Section 2.08 Security Interest. (a) In order to supplement the Orders, without in any way diminishing or limiting the effect of the Orders or the security interest, pledge, lien, mortgage or deed of trust granted thereunder, to secure the timely payment in full when due (whether at stated maturity, upon acceleration or optional or mandatory prepayment) in cash and performance in full of all the Obligations, the Borrower does hereby collaterally assign, grant and pledge to the Collateral Agent, for the benefit of the Collateral Agent, each other Agent and each Lender, all the estate, right, title and interest of the Borrower in, to and under, whether now owned or hereafter existing or acquired, and howsoever its interest therein may arise or appear, the Collateral.
(b) The Liens granted hereunder shall continue to be valid and perfected and with the priority specified in the Orders without the necessity that financing statements be filed or that any other action be taken or document or instrument registered or delivered, under applicable non-bankruptcy law.
(c) Notwithstanding any failure on the part of the Borrower or the Collateral Agent to perfect, maintain, protect or enforce the Liens in the Collateral granted hereunder, the Orders shall automatically, and without further action by any Person, perfect such Liens against the Collateral.
Section 2.09 Super-Priority Nature of Obligations.
(a) All Obligations shall constitute administrative expenses of the Borrower in the Chapter 11 Case, with administrative priority and senior secured status under Sections 364(c) and 364(d) of the Bankruptcy Code. Subject to the Carve Out, such administrative claim shall have priority over all other costs and expenses of the kinds specified in, or ordered pursuant to, Sections 105, 326, 328, 330, 331, 503(b), 506(c) (Section 506(c) being subject to the Final Order), 507(a), 507(b), 546(c), 726, 1113, 1114 or any other provision of the Bankruptcy Code, and shall at all times be senior to the rights of the Borrower, the estate of the Borrower, and any successor trustee or estate representative in the Chapter 11 Case or any subsequent proceeding or case under the Bankruptcy Code.
(b) All Obligations shall at all times, subject to the Carve-Out, (i) subject to Section 364(d)(1) of the Bankruptcy Code, be secured by a fully perfected first priority, valid, binding, enforceable, non-avoidable and automatically perfected priming security interest in and Lien upon (the “Priming Lien”) the Collateral (as such term is defined in the Pre-Petition Credit Agreement) and (ii) pursuant to Section 364(c)(2) of the Bankruptcy Code, be secured by a fully perfected first priority, valid, binding, enforceable, non-avoidable and automatically perfected security interest in and Lien upon the Collateral (other than Collateral referenced in clause (i)) whether created, existing or acquired prior or subsequent to the commencement of the Chapter 11 Case (the “First Lien” and, together with the Priming Lien, the “DIP Liens”). The DIP Liens, and the priorities accorded to the Obligations, shall have the priority and senior secured status afforded by Sections 364(c)(2), 364(c)(3) and 364(d)(l) of the Bankruptcy Code, all as more fully set forth in the Interim Order and Final Order, subject to the Carve Out.

(c) The DIP Liens under Sections 364(c)(2),(c)(3) and (d) of the Bankruptcy Code, and the administrative claims under Section 364(c)(1) of the Bankruptcy Code, in each case afforded the Obligations, shall also have priority over any claims arising under Section 506(c) (subject to the Final Order) of the Bankruptcy Code subject and subordinate only to the Carve Out.
Section 2.10 Payment of Obligations. On the Maturity Date, the Senior Secured Parties shall be entitled to immediate payment of all outstanding Obligations without further application to or order of the Bankruptcy Court.
Section 2.11 Liens.
(a) The Borrower covenants and agrees that the DIP Facility and all Obligations will at all times be secured by the DIP Liens as set forth in the Interim Order or the Final Order, as applicable.
(b) The Borrower agrees that it will not challenge the DIP Liens and that the DIP Liens on the Collateral will attach and become valid and perfected upon entry of the Interim Order without any requirement of any further action by the Collateral Agent. Other than the DIP Liens, the Collateral will be free and clear of all Liens, claims and encumbrances other than Permitted Liens.
(c) The Orders are sufficient and conclusive evidence of the creation, validity, perfection and priority of the DIP Liens without the necessity of filing, recording or delivering any financing statement or other instrument or document that may otherwise be required under the law of any jurisdiction or the taking of any action (including entering into any deposit control agreement or delivering original certificates representing pledged Equity Interests that constitute “Certificated Securities” under the UCC) to validate or perfect the DIP Liens or to entitle the Collateral Agent to the priorities granted by or pursuant to this Agreement, any other Financing Document or any of the Orders. Notwithstanding the foregoing, the Collateral Agent may take any and all actions without further order of the Bankruptcy Court, and shall be granted relief from the automatic stay, to evidence, confirm, validate or perfect or to insure the contemplated priority of, the DIP Liens granted to the Collateral Agent for the benefit of the Senior Secured Parties and the Borrower shall execute and deliver to the Collateral Agent all such financing statements, mortgages, notices or other documents and instruments as the Collateral Agent may request in connection therewith. The Borrower authorizes the Collateral Agent and its counsel to file UCC financing statements in form and substance satisfactory to the Collateral Agent, describing the Collateral as “all assets of the Borrower, whether now owned or hereafter existing or acquired, and all proceeds and products thereof” or words to that effect, and any limitations on such collateral description, notwithstanding that such collateral description may be broader in scope than the Collateral described in this Agreement.
Section 2.12 No Discharge; Survival of Claims. The Borrower agrees that (i) the Obligations hereunder shall not be discharged by the entry of an order confirming a plan of reorganization in the Chapter 11 Case (and the Borrower, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (ii) the super-priority administrative claim granted pursuant to the Interim Order and Final Order and described in Section 2.09 (Super-Priority Nature of Obligations) and the Liens granted to the Collateral Agent pursuant to the Interim Order and Final Order and described in Section 2.09 (Super-Priority Nature of Obligations) shall not be affected in any manner by the entry of an order confirming a plan of reorganization in the Chapter 11 Case.

Section 2.13 Release. The Borrower hereby acknowledges, effective upon entry of the Interim Order and subject to the terms thereof, that the Borrower has no defense, counterclaim, offset, recoupment, cross-complaint, claim or demand of any kind or nature whatsoever that can be asserted to reduce or eliminate all or any part of the Borrower’s liability to repay the Senior Secured Parties as provided in this Agreement or any other Financing Document or to seek affirmative relief or damages of any kind or nature from any Senior Secured Party. Subject to the Orders, the Borrower, in its own right on behalf of its bankruptcy estate, and on behalf of all of its successors, assigns, and any Affiliates and any Person acting for and on behalf of, or claiming through them (collectively, the “Releasing Parties”), hereby fully, finally and forever releases and discharges each Senior Secured Party, its Affiliates, and their respective past and present officers, directors, servants, agents, attorneys, assigns, heirs, parents, subsidiaries, and each Person acting for or on behalf of any of them (collectively, the “Released Parties”) of and from any and all past, present and future actions, causes of action, demands, suits, claims, liabilities, Liens, lawsuits, adverse consequences, amounts paid in settlement, costs, damages, debts, deficiencies, diminution in value, disbursements, expenses, losses and other obligations of any kind or nature whatsoever (the “Released Claims”), whether in law, equity or otherwise (including, without limitation, those arising under Sections 541 through 550 of the Bankruptcy Code and interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, and incidental, consequential and punitive damages, including, without limitation, those payable to third parties), whether known or unknown, fixed or contingent, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, hereafter existing or which may heretofore accrue against any of the Released Parties, whether held in a personal or representative capacity, and which are based on any act, fact, event or omission or other matter, cause or thing occurring at or from any time prior to and including the date hereof in any way, directly or indirectly arising out of, connected with or relating to this Agreement, any other Financing Document, the Interim Order, the Final Order or the transactions contemplated hereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing. Notwithstanding anything in this Section 2.13 to the contrary, nothing herein shall be deemed to be a release of any Senior Secured Party from its obligations under the Financing Documents, and nothing in this Agreement shall be deemed to limit or modify any rights granted to third parties under the Orders.
Section 2.14 Waiver of Priming Rights. Upon the Closing Date, and on behalf of itself and its estate, and for so long as any Obligations shall be outstanding, the Borrower hereby irrevocably waives any right, pursuant to Sections 364(c) and 364(d) of the Bankruptcy Code or otherwise, to grant any Lien of equal or greater priority than the Liens securing the Obligations, or to approve a claim of equal or greater priority than the Obligations, other than with respect to adequate protection Liens approved by order of the Bankruptcy Court in the Interim Order or the Final Order, as applicable, and the Carve Out.

ARTICLE III
REPAYMENTS, PREPAYMENTS, INTEREST AND FEES
Section 3.01 Repayment of Loans. The Borrower unconditionally and irrevocably promises to pay in full to the Administrative Agent, for the ratable account of each Lender, the aggregate outstanding principal amount of the Loans on the Maturity Date.
Section 3.02 Interest Payment Dates. (a) Interest accrued on each Loan shall be payable, without duplication:
(i) on the Maturity Date;
(ii) on each Interest Payment Date for such Loan; and
(iii) with respect to any Loan, on any date when such Loan is prepaid hereunder.
(b) Interest accrued on the Loans or other monetary Obligations after the date such amount is due and payable (whether on the Maturity Date, any Monthly Payment Date, any Interest Payment Date, upon acceleration or otherwise) shall be payable upon demand.
(c) Interest hereunder shall be due and payable in accordance with the terms hereof, before and after judgment, regardless of whether an insolvency or liquidation proceeding exists in respect of the Borrower, and, to the fullest extent permitted by law, the Lenders shall be entitled to receive post-petition interest during the pendency of an insolvency or liquidation proceeding.
Section 3.03 Interest Rates. (a) Pursuant to each properly delivered Funding Notice, (i) each Eurodollar Loan shall accrue interest at a rate per annum during each Interest Period applicable thereto equal to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin and (ii) each Base Rate Loan shall accrue interest at a rate per annum during each Monthly Period equal to the sum of the Base Rate for such Monthly Period plus the Applicable Margin.
(b) On or before 2:00 p.m., New York City time, at least five (5) Business Days prior to the end of each Interest Period for each Eurodollar Loan, and at least three (3) Business Days prior to the end of any Monthly Period for any Base Rate Loans, the Borrower shall deliver to the Administrative Agent an Interest Period Notice setting forth the Borrower’s election (i) to continue any such Eurodollar Loan as (or convert any such Base Rate Loan to) a Eurodollar Loan or (ii) to convert any such Eurodollar Loan to a Base Rate Loan at the end of the then-current Interest Period; provided, that if an Event of Default has occurred and is continuing, all Eurodollar Loans shall automatically convert into Base Rate Loans at the end of the then-current Interest Periods. Upon the waiver or cure of such Event of Default, the Borrower shall have the option to continue such Loans as Base Rate Loans and/or to convert such Loans to Eurodollar Loans (by delivery of an Interest Period Notice), subject to the notice periods set forth above. Notwithstanding anything to the contrary, any portion of the Loans maturing in less than one month may not be continued as, or converted to, Eurodollar Loans and will automatically convert to Base Rate Loans at the end of the then-current Interest Period.

(c) If the Borrower fails to deliver an Interest Period Notice in accordance with Section 3.03(b), (i) with respect to any Eurodollar Loan, such Eurodollar Loan shall automatically continue as a Eurodollar Loan or (ii) with respect to any Base Rate Loan, such Base Rate Loan shall automatically continue as a Base Rate Loan.
(d) All Eurodollar Loans shall bear interest from and including the first day of the applicable Interest Period to (and excluding) the last day of such Interest Period at the interest rate determined as applicable to such Eurodollar Loan.
(e) Notwithstanding anything to the contrary, the Borrower shall have, in the aggregate, no more than five (5) separate Eurodollar Loans outstanding at any one time. For purposes of the foregoing, all Eurodollar Loans commencing on the same day of a month (notwithstanding that such Eurodollar Loans commence in different months) shall be considered a single Eurodollar Loan.
(f) All Base Rate Loans shall bear interest from and including the first day of each Monthly Period (or the day on which Eurodollar Loans are converted to Base Rate Loans as required under Section 3.03(b) or under Article IV (Eurodollar Rate and Tax Provisions)) to (and excluding) the next succeeding Monthly Payment Date at the interest rate determined as applicable to such Base Rate Loan.
Section 3.04 Default Interest Rate. (a) If (i) all or a portion of the principal amount of or interest on any Loan is not paid when due (whether on the Maturity Date, by acceleration or otherwise), such overdue amount, at the election of the Required Lenders, shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto plus two percent (2%), or (ii) any Obligation (other than principal or interest on the Loans) is not paid when due (whether on the due date thereof, by acceleration or otherwise), such overdue amount shall, at the election of the Required Lenders, bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans plus two percent (2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (before as well as after judgment).
(b) Upon the occurrence and during the continuance of any Event of Default (other than an Event of Default under Section 8.01(a) (Events of Default — Nonpayment), for which provision is made in Section 3.04(a)), the Borrower, at the election of the Required Lenders, shall pay, in addition to the interest then payable on any Loan, additional interest (before as well as after judgment) on the Loans at two percent (2%) per annum (the rate in effect plus such two percent (2%) per annum, the “Default Rate”) until such Event of Default is cured or waived.
Section 3.05 Interest Rate Determination. The Administrative Agent shall determine the interest rate applicable to the Loans in accordance with the terms of this Agreement, and shall give prompt notice to the Borrower and the Lenders of such determination, and its determination thereof shall be conclusive, absent manifest error.

Section 3.06 Computation of Interest and Fees. (a) All computations of interest for Base Rate Loans when the Base Rate is determined by WestLB’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All computations of interest for Eurodollar Loans and for Base Rate Loans when the Base Rate is determined pursuant to clauses (i) or (iii) of the definition thereof shall be made on the basis of a 360-day year and actual days elapsed.
(b) Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided, that any Loan that is repaid on the same day on which it is made shall bear interest for one (1) day.
(c) Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
Section 3.07 Optional Prepayment. (a) The Borrower shall have the right at any time, and from time to time, to prepay the Loans, in whole or in part, upon not fewer than three (3) Business Days’ prior written notice to the Administrative Agent.
(b) Each notice of prepayment given by the Borrower under this Section 3.07 shall specify the prepayment date and the portion of the principal amount of Loans to be prepaid. All prepayments under this Section 3.07 shall be made by the Borrower to the Administrative Agent for the account of the Lenders and shall be accompanied by accrued interest on the principal amount being prepaid to but excluding the date of payment and by any additional amounts required to be paid under Section 4.05 (Funding Losses).
(c) Amounts of principal prepaid under this Section 3.07 shall be allocated by the Administrative Agent first, to the payment of all costs, fees, expenses and indemnities then due and payable to the Senior Secured Parties, including fees and expenses of attorneys and Consultants reimbursable hereunder; second, to the payment of all accrued and unpaid interest then due and payable on the Loans pro rata among the Lenders (other than any Defaulting Lender) based on their respective outstanding principal amounts on the date of such prepayment; third, to the payment of principal of Loans pro rata among the Lenders (other than any Defaulting Lender) based on their respective outstanding principal amounts on the date of such prepayment but without a reduction in the Commitments; fourth, to the payment of all accrued and unpaid interest then due and payable on the Loans pro rata among the Defaulting Lenders based on their respective outstanding principal amounts on the date of such prepayment; fifth, to the payment of principal of Loans pro rata among the Defaulting Lenders based on their respective outstanding principal amounts on the date of such prepayment; and sixth, to the LC Cash Collateral Sub-Account in an amount up to the Maximum Available Amounts under all Letters of Credit then outstanding as cash collateral to secure the repayment of any Loans that may result from a draw on any such Letter of Credit.
(d) Subject to Section 3.07(c) “first”, amounts prepaid pursuant to this Section 3.07 may be reborrowed.

Section 3.08 Mandatory Prepayment. (a) The Borrower shall be required to prepay the Loans:
(i) within three (3) Business Days of receipt by the Borrower of any Project Document Termination Payments, an amount equal to such Project Document Termination Payments;
(ii) within three (3) Business Days of receipt by the Borrower of any Condemnation Proceeds, an amount equal to such Condemnation Proceeds;
(iii) within three (3) Business Days of receipt by the Borrower of any Insurance Proceeds, an amount equal to such Insurance Proceeds;
(iv) within three (3) Business Days of receipt by the Borrower of any Net Cash Proceeds (not constituting Insurance Proceeds or Condemnation Proceeds) of any Disposition (including the sale of all or substantially all the assets of the Borrower) an amount equal to such Net Cash Proceeds; and
(v) within one (1) Business Day of receipt of the Net Cash Proceeds derived from the following occurrence, if at any time prior to the repayment in full of all Obligations, including subsequent to the confirmation of any reorganization plan, the Borrower, any trustee, any examiner with enlarged powers or any responsible officer subsequently appointed, shall incur Indebtedness in violation of the terms of the Interim Order, the Final Order or this Agreement.
(b) All prepayments under this Section 3.08 shall be made by the Borrower to the Administrative Agent for the account of the Lenders and shall be accompanied by accrued interest on the principal amount being prepaid to but excluding the date of payment and by any additional amounts required to be paid under Section 4.05 (Funding Losses).
(c) Amounts of principal prepaid under this Section 3.08 shall be allocated by the Administrative Agent first, to the payment of all costs, fees, expenses and indemnities then due and payable to the Senior Secured Parties, including fees and expenses of attorneys and Consultants reimbursable hereunder; second, to the payment of all accrued and unpaid interest then due and payable on the Loans pro rata among the Lenders (other than any Defaulting Lender) based on their respective outstanding principal amounts on the date of such prepayment; third, to the payment of principal of Loans pro rata among the Lenders (other than any Defaulting Lender) based on their respective outstanding principal amounts on the date of such prepayment and a corresponding reduction in the Commitments; fourth, to the payment of all accrued and unpaid interest then due and payable on the Loans pro rata among the Defaulting Lenders based on their respective outstanding principal amounts on the date of such prepayment; fifth, to the payment of principal of Loans pro rata among the Defaulting Lenders based on their respective outstanding principal amounts on the date of such prepayment; and sixth, to the LC Cash Collateral Sub-Account in an amount up to the Maximum Available Amounts under all Letters of Credit then outstanding as cash collateral to secure the repayment of any Loans that may result from a draw on any such Letter of Credit.
(d) Amounts prepaid pursuant to this Section 3.08 may not be reborrowed.

Section 3.09 Time and Place of Payments. (a) The Borrower shall make each payment (including any payment of principal of or interest on any Loan or any Fees or other Obligations) hereunder and under any other Financing Document without setoff, deduction or counterclaim not later than 12:00 p.m., New York City time on the date when due in Dollars in immediately available funds to the Administrative Agent at the following account: JPMorgan Chase Bank (Swift ID: CHASUS33XXX), Account Number: 920-1-060663 for the Account of WESTLB AG-NY Branch (Swift ID: CHASUS33XXX), ABA #021-000-021, Ref: Southwest Georgia Ethanol, LLC DIP Loan, Attention: Loan Administration, or at such other office or account as may from time to time be specified by the Administrative Agent in writing to the Borrower. Funds received after 12:00 p.m. New York City time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day.
(b) The Administrative Agent shall promptly remit in immediately available funds to each Senior Secured Party its share, if any, of any payments received by the Administrative Agent for the account of such Senior Secured Party.
(c) Whenever any payment (including any payment of principal of or interest on any Loan or any Fees or other Obligations) hereunder or under any other Financing Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment shall (except as otherwise required by the proviso to the definition of “Interest Period” with respect to Eurodollar Loans) be made on the immediately succeeding Business Day, and such increase of time shall in such case be included in the computation of interest or Fees, if applicable.
Section 3.10 Fundings and Payments Generally. (a) Unless the Administrative Agent has received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance with this Agreement and may, in reliance upon such assumption, distribute to the Lenders the amount due. If the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate. A notice by the Administrative Agent to any Lender with respect to any amount owing under this Section 3.10(a) shall be conclusive, absent demonstrable error.
(b) Nothing herein shall be deemed to obligate any Lender to obtain funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain funds for any Loan in any particular place or manner.
(c) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due under this Agreement or under the Notes held by such Lender, to charge from time to time against any or all of the Borrower’s accounts with such Lender (other than, in the event that the Accounts Bank or any bank holding a Local Account is also a Lender, any Project Account or Local Account) any amount so due.

Section 3.11 Fees. (a) On the date of the first Funding, the Borrower shall pay to the Administrative Agent, for the account of the Lenders, a facility fee equal to two percent (2.0%) of the Aggregate Commitment.
(b) On the date of the first Funding, the Borrowers shall pay to the Administrative Agent, for the account of the Administrative Agent, a structuring fee equal to one percent (1.0%) of the Aggregate Commitment.
(c) From and including the date hereof until the Maturity Date, the Borrower agrees to pay to the Administrative Agent, for the account of the Lenders, on each Monthly Payment Date, a commitment fee (the “Commitment Fee”) equal to two percent (2.0%) per annum on the average daily amount by which the Aggregate Commitment exceeds the sum of (x) the aggregate outstanding principal amount of the Loans plus (y) the Maximum Available Amounts of all outstanding Letters of Credit during the immediately preceding month. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as pro-rated for any partial month, as applicable.
(d) Upon the issuance of each Letter of Credit pursuant to Section 2.06 (Letters of Credit) and until the termination, cancellation or expiration of such Letter of Credit, the Borrower agrees to pay to the Administrative Agent, on each Monthly Payment Date and on the date on which such Letter of Credit expires, is cancelled or terminates, (i) for the account of the Lenders, an availability fee (the “Letter of Credit Availability Fee”) at a rate per annum equal to the Applicable Margin for Eurodollar Loans on the average daily Maximum Available Amount under such Letter of Credit during the calendar month or portion thereof then ended and (ii) for the account of the Issuing Bank, a fronting fee (the “Letter of Credit Fronting Fee”) equal to the greater of (x) fifteen hundred Dollars ($1,500) or (y) an amount calculated at a rate per annum equal to fifteen hundredths of one percent (0.15%) of the average daily Maximum Available Amount under such Letter of Credit during the calendar month or portion thereof then ended. All Letter of Credit Availability Fees and Letter of Credit Fronting Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days, as pro-rated for any partial month, as applicable.
(e) All Fees shall be paid on the dates due, in immediately available funds and shall be earned on such date. Once paid, none of the Fees shall be refundable under any circumstances.
Section 3.12 Pro Rata Treatment. (a) Except as otherwise expressly provided herein (including Section 4.01 (Eurodollar Rate Lending Unlawful) and Section 2.08 (Defaulting Lenders)), each Funding of Loans and each reduction of any Commitment shall be allocated by the Administrative Agent pro rata among the Lenders in accordance with their respective applicable Commitment Percentages.
(b) Except as required under Section 2.07 (Defaulting Lenders), Section 3.07 (Optional Prepayment), Section 3.08 (Mandatory Prepayment) or Article IV (Eurodollar Rate and Tax Provisions), (i) each payment or prepayment of principal of the Loans shall be allocated by the Administrative Agent pro rata among the applicable Lenders in accordance with the respective principal amounts of their outstanding Loans, (ii) each payment of interest on the Loans shall be allocated by the Administrative Agent pro rata among the applicable Lenders in accordance with the respective interest amounts outstanding on their outstanding Loans, and (iii) each payment of fees on the Commitments and/or the Letters of Credit (other than the Letter of Credit Fronting Fee) shall be allocated by the Administrative Agent pro rata among the applicable Lenders in accordance with their respective Commitments.

(c) Each Lender agrees that in computing such Lender’s portion of any Funding to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Funding to the next higher or lower whole Dollar amount in accordance with market convention.
Section 3.13 Sharing of Payments. (a) If any Lender obtains any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Article IV (Eurodollar Rate and Tax Provisions)) in excess of its pro rata share of payments then or therewith obtained by all Lenders, such Lender shall purchase from the other Lenders such participations in Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender that has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Lender’s ratable share (according to the proportion of (x) the amount of such selling Lender’s required repayment to the purchasing Lender to (y) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 3.13 may, to the fullest extent permitted by law, exercise all of its rights of payment (including pursuant to Section 10.15 (Right of Setoff)) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.
(b) If under any applicable bankruptcy, insolvency or other similar Law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.13 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 3.13 to share in the benefits of any recovery on such secured claim.
ARTICLE IV
EURODOLLAR RATE AND TAX PROVISIONS
Section 4.01 Eurodollar Rate Lending Unlawful. (a) If any Lender reasonably determines (which determination shall, upon notice thereof to the Borrower and the Administrative Agent, be conclusive and binding on the Borrower absent manifest error, but only if such Lender has complied with its obligations under Section 4.04 (Obligation to Mitigate)) that the introduction of or any change in or in the interpretation of any Law after the date hereof makes it unlawful, or any central bank or other Governmental Authority asserts after the date hereof that it is unlawful, for such Lender to make, maintain or fund any Loan as a Eurodollar Loan, the obligations of such Lender to make, maintain or fund any Loan as a Eurodollar Loan shall, upon such determination, forthwith be suspended until such Lender notifies the Administrative Agent that the circumstances causing such suspension no longer exist, and all Eurodollar Loans of such Lender shall automatically convert into Base Rate Loans at the end of the then-current Interest Periods with respect thereto or sooner, if required by such Law or assertion. Upon any such conversion the Borrower shall pay any accrued interest on the amount so converted and, if such conversion occurs on a day other than the last day of the then-current Interest Period for such affected Eurodollar Loans, such Lender shall be entitled to make a request for, and the Borrower shall pay, compensation for breakage costs under Section 4.05 (Funding Losses).

(b) If such Lender notifies the Borrower that the circumstances giving rise to the suspension described in Section 4.01(a) no longer apply, the Borrower may elect (by delivering an Interest Period Notice) to convert the principal amount of any such Base Rate Loan to a Eurodollar Loan in accordance with this Agreement.
(c) Each Lender shall be entitled to fund and maintain all or any part of a Loan in any manner it deems fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained amounts bearing interest at a Eurodollar Rate through the purchase of deposits having a maturity corresponding to the applicable Interest Period and bearing an interest rate equal to the appropriate Eurodollar Rate for such Interest Period.
Section 4.02 Inability to Determine Eurodollar Rates. (a) In the event, and on each occasion, that the Administrative Agent shall have determined in good faith that for any Eurodollar Loan (i) Dollar deposits in the amount of such Loan and with an Interest Period similar to such Interest Period are not generally available in the London interbank market, or (ii) the rate at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making, maintaining or funding the principal amount of such Loan during such Interest Period, or (iii) adequate and reasonable means do not exist for ascertaining LIBOR, the Administrative Agent shall forthwith notify the Borrower and the Lenders of such determination, whereupon each such Eurodollar Loan will automatically, on the last day of the then-existing Interest Period for such Eurodollar Loan, convert into a Base Rate Loan. In the event of any such determination pursuant to Section 4.02(a)(i) or (iii), any Funding Notice delivered by the Borrower shall be deemed to be a request for a Base Rate Loan until the Administrative Agent determines that the circumstances giving rise to such notice no longer exist. In the event of any determination pursuant to Section 4.02(a), each affected Lender shall, and is hereby authorized by the Borrower to, fund its portion of the Loans as a Base Rate Loan. Each determination by the Administrative Agent hereunder shall be conclusive, absent manifest error.
(b) Upon the Administrative Agent’s determination that the condition that was the subject of a notice under Section 4.02(a) has ceased, the Administrative Agent shall forthwith notify the Borrower and the Lenders of such determination, whereupon the Borrower may elect (by delivering an Interest Period Notice) to convert any such Base Rate Loan to a Eurodollar Loan on the last day of the then-current Monthly Period in accordance with this Agreement.

Section 4.03 Increased Eurodollar Loan Costs. If, after the date hereof, the adoption of any applicable Law or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or its Eurodollar Office) with any request or directive (whether or not having the force of law) of any Governmental Authority increases the cost (other than with respect to Taxes, which are addressed in Section 4.07 (Taxes)) to such Lender of, or results in any reduction in the amount of any sum receivable by such Lender (whether of principal, interest or any other amount) in respect of, making, maintaining or funding (or of its obligation to make, maintain or fund) the Loans as Eurodollar Loans, then the Borrower agrees to pay to the Administrative Agent for the account of such Lender the amount of any such increase or reduction. Such Lender shall promptly notify the Administrative Agent and the Borrower in writing of the occurrence of any such event, such notice to state, with accompanying support, the additional amount required to compensate fully such Lender for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrower directly to such Lender within five (5) Business Days of delivery of such notice, and such notice and determination shall be binding on the Borrower, absent manifest error. Notwithstanding anything to the contrary in this Section 4.03, the Borrower shall not be required to pay a Lender pursuant to this Section 4.03 for any such increase or reduction incurred more than 120 days prior to the date that such Lender notifies the Borrower, or notifies the Borrower of its intention to demand compensation, in accordance with this Section 4.03; provided that, if the circumstance giving rise to such increase or reduction is retroactive, then such 120-day period shall be extended to include the period of retroactive effect.
Section 4.04 Obligation to Mitigate. (a) Each Lender agrees that, after it becomes aware of the occurrence of an event that would entitle it to give notice pursuant to Section 4.01 (Eurodollar Rate Lending Unlawful), Section 4.03 (Increased Eurodollar Loan Costs) or Section 4.06 (Increased Capital Costs) or to receive additional amounts pursuant to Section 4.07 (Taxes), such Lender shall use reasonable efforts to make, fund or maintain its affected Loan through another lending office (i) if as a result thereof the increased costs would be avoided or materially reduced or the illegality would thereby cease to exist and (ii) if, in the opinion of such Lender, the making, funding or maintaining of such Loan through such other lending office would not be disadvantageous to such Lender, contrary to such Lender’s normal banking practices or violate any applicable Law.
(b) No change by a Lender in its Domestic Office or Eurodollar Office made for such Lender’s convenience shall result in any increased cost to the Borrower.
(c) If any Lender demands compensation pursuant to Section 4.03 (Increased Eurodollar Loan Costs) or Section 4.06 (Increased Capital Costs) with respect to any Eurodollar Loan, the Borrower may, at any time upon at least three (3) Business Days’ prior notice to such Lender through the Administrative Agent, elect to convert such Loan to a Base Rate Loan. Thereafter, unless and until such Lender notifies the Borrower that the circumstances giving rise to such notice no longer apply, all such Eurodollar Loans by such Lender shall bear interest as Base Rate Loans. If such Lender notifies the Borrower that the circumstances giving rise to such notice no longer apply, the Borrower may elect (by delivering an Interest Period Notice) to convert the principal amount of each such Base Rate Loan to a Eurodollar Loan in accordance with this Agreement.

Section 4.05 Funding Losses. In the event that any Lender incurs any loss or expense (including any loss or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan as a Eurodollar Loan, and any customary administrative fees charged by such Lender in connection with the foregoing) as a result of (a) any conversion or repayment or prepayment of the principal amount of any Loans on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 3.07 (Optional Prepayment), Section 3.08 (Mandatory Prepayment), Section 4.01(a) Eurodollar Rate Lending Unlawful) or otherwise, or (b) the Borrower failing to make a Funding in accordance with any Funding Notice; then, upon the written notice of such Lender to the Borrower (with a copy to the Administrative Agent) together with accompanying support, the Borrower shall, within five (5) Business Days of receipt thereof, pay to the Administrative Agent for the account of such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice and determination shall be binding on the Borrower, absent manifest error.
Section 4.06 Increased Capital Costs. If after the date hereof any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any applicable Law, guideline or request (whether or not having the force of law) of any Governmental Authority, affects the amount of capital required to be maintained by any Lender, and such Lender reasonably determines that the rate of return on its capital as a consequence of its Loan is reduced to a level below that which such Lender could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by such Lender to the Borrower, the Borrower shall pay, within five (5) Business Days after such demand, directly to such Lender additional amounts sufficient to compensate such Lender for such reduction in rate of return. A statement of such Lender as to any such additional amount or amounts, with accompanying support, shall be binding on the Borrower, absent manifest error.
Section 4.07 Taxes.
(a) Payments Free of Taxes. Any and all payments by or on account of any Obligations shall be made free and clear of, and without deduction for, any Taxes, unless required by Law; provided that if the Borrower shall be required to deduct any Indemnified Taxes from any such payment, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.07) the Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.
(b) Payment of Other Taxes by the Borrower. In addition, the Borrower shall timely pay any Indemnified Taxes arising from any payment made under any Financing Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Financing Document and not collected by withholding at the source as contemplated by Section 4.07(a) to the relevant Governmental Authority in accordance with applicable Law.

(c) Indemnification by the Borrower. The Borrower shall indemnify each Agent and each Lender, within five (5) Business Days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.07) paid by such Agent or Lender, as the case may be, and any penalties, interest, additions to tax and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or Agent, as the case may be, shall be conclusive, absent manifest error.
(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e) Foreign Lenders. Each Lender (including any Participant and any other Person to which any Lender transfers its interests in this Agreement as provided under Section 10.03 (Assignments)) that is not a United States Person (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent two (2) copies of U.S. Internal Revenue Service Form W-8ECI, Form W-8BEN or Form W-8IMY (with supporting documentation and any other certificate or statements required for exemption from, or reduction of, U.S. federal withholding tax), or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments of interest by the Borrower under the Financing Documents if such Lender is legally entitled to so claim, together with, in the case of a Non-U.S. Lender that is relying on an exemption pursuant to Section 871(h) or 881(c) of the Code, a certificate substantially in the form of Exhibit F certifying that such Lender is not a bank described in Section 881(c)(3)(A) of the Code. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement. In addition, to the extent that it is in a position to legally do so, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by U.S. taxing authorities for such purpose). The Borrower shall not be obligated to pay any additional amounts in respect of U.S. federal income taxes pursuant to this Section 4.07 (or make an indemnification payment pursuant to this Section 4.07) to any Lender (or any Participant or other Person to which any Lender transfers its interests in this Agreement as provided under Section 10.03 (Assignments)) if the obligation to pay such additional amounts (or such indemnification) would not have arisen but for a failure by such Lender to comply with this Section 4.07(e).

Section 4.08 Replacement of Lender. The Borrower shall be permitted to replace (with one or more replacement Lenders) any Defaulting Lender; provided, that (i) such replacement does not conflict with any Law or any determination of an arbitrator or a court or other Governmental Authority, in each case applicable to the Borrower or such Lender or to which the Borrower or such Lender or any of their respective property is subject, (ii) no Default or Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the replacement Lender shall purchase, at par, the Loans and all other amounts owing to such replaced Lender prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Section 4.05 (Funding Losses) if any Eurodollar Loan owing to such replaced Lender is to be prepaid (or purchased) other than on the last day of the Interest Period relating thereto, (v) the replacement Lender is an Eligible Assignee, (vi) such replacement is made in accordance with the provisions of Section 10.03(b) (Assignments) (provided, that the Borrower shall be obligated to pay the registration and processing fee), and (vii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, any Agent or any other Lender may have against the replaced Lender.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
In order to induce each Agent, each Lender and each other party hereto (other than the Borrower) to enter into this Agreement and to induce each Lender to make the Loans hereunder, the Borrower represents and warrants to each Senior Secured Party as set forth in this Article V on the date hereof, on the Closing Date, on each Funding Date and on the date of each issuance of a Letter of Credit.
Section 5.01 Organization; Power; Compliance with Law and Contractual Obligations. The Borrower (a) is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Georgia, (b) is duly qualified to do business as is now being conducted and as is proposed to be conducted and is in good standing as a foreign limited liability company in each jurisdiction where the nature of its business requires such qualification, (c) subject to the entry of the Orders, has all requisite limited liability company power and authority required as of the date this representation is made or deemed repeated to enter into and perform its obligations under each Transaction Document to which it is a party and to conduct its business as currently conducted by it and (d) is in compliance in all material respects with all Laws, and, except as a result of the Effect of Bankruptcy or a Cold Shutdown of the Project, Contractual Obligations applicable to it, except to the extent that any non-compliance with clause (b) of this Section 5.01 could not reasonably be expected to result in a Material Adverse Effect.
Section 5.02 Due Authorization; Non-Contravention. Subject to the entry of the Orders, the execution, delivery and performance by the Borrower of each Transaction Document to which it is a party are within the Borrower’s limited liability company powers, have been duly authorized by all necessary limited liability company action, and do not:
(a) contravene the Borrower’s Organic Documents (including the Borrower LLC Agreement);
(b) contravene in any material respect any Law binding on or affecting the Borrower;

(c) contravene any Contractual Obligation binding on or affecting the Borrower;
(d) require any consent or approval under the Borrower’s Organic Documents or under any Contractual Obligation binding on or affecting the Borrower that has not been obtained; or
(e) result in, or require the creation or imposition of, any Lien on any of the Borrower’s properties or Equity Interests other than Permitted Liens.
Section 5.03 Governmental Approvals. (a) Subject to the entry of the Orders, all material Governmental Approvals that are required to be obtained by the Borrower in connection with (i) the due execution, delivery and performance by the Borrower of the Financing Documents and (ii) the grant by the Borrower of the DIP Liens and the validity, perfection and enforceability thereof have been obtained, are in full force and effect, are properly in the name of the appropriate Person, and are final and Non-Appealable.
(b) All Necessary Project Approvals are in full force and effect, are properly in the name of the appropriate Person, and are final and Non-Appealable. There is no action, suit, investigation or proceeding pending or to the knowledge of the Borrower, threatened that could reasonably be expected to result in the modification, rescission, termination or suspension of any Necessary Project Approval that could reasonably be expected to have a Material Adverse Effect.
(c) The information set forth in each application (including any updates or supplements thereto) submitted by or on behalf of the Borrower in connection with each Necessary Project Approval was accurate and complete in all material respects at the time of submission and continues to be accurate and complete in all material respects to the extent required for the continued effectiveness of such Necessary Project Approval.
Section 5.04 Investment Company Act. The Borrower is not, and after giving effect to the Loans and the application of the proceeds of the Loans as described herein will not be, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
Section 5.05 Validity. Subject to entry of the Orders, each Transaction Document to which the Borrower is a party has been duly authorized, validly executed and delivered, and constitutes the legal, valid and binding obligations of the Borrower enforceable against the Borrower and is (x) in the case of each Transaction Document other than an Affiliated Project Document, to the Borrower’s knowledge, enforceable against each other party thereto (other than the Senior Secured Parties), except with respect to the Project Documents and the Pledge Agreement with respect to the Pledgor, as the enforceability hereof or thereof may be limited by (a) bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and (b) general equitable principles (whether considered in a proceeding in equity or at law) and (y) in the case of each Affiliated Project Document, enforceable against each other party thereto (other than the Senior Secured Parties), in each case in accordance with its respective terms, except as the enforceability hereof or thereof may be limited by (a) bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and (b) general equitable principles (whether considered in a proceeding in equity or at law).

Section 5.06 Financial Information. Each of the financial statements of the Borrower delivered pursuant hereto has been prepared in accordance with GAAP, and fairly presents in all material respects the financial condition of the Borrower as at the dates thereof and the results of its operations for the period then ended (subject, in the case of unaudited financial statements, to changes resulting from audit and normal year-end adjustments and the absence of footnotes).
Section 5.07 Project Compliance. (a) The Project is and will continue to be owned and maintained in compliance in all material respects with all applicable Laws and in compliance in all material respects with the requirements of all Necessary Project Approvals.
(b) The Project is and will continue to be owned and maintained in compliance in all material respects with all of the Borrower’s Contractual Obligations (including the Project Documents), except in the event of a Cold Shutdown of the Project.
Section 5.08 Litigation. (a) Other than the Chapter 11 Case, no material action, suit, proceeding or investigation has been instituted and not stayed pursuant to the Bankruptcy Code or, to the knowledge of the Borrower, threatened against the Borrower or the Project (including in connection with any Necessary Project Approval); and
(b) to the knowledge of the Borrower, no action, suit, proceeding or investigation has been instituted or threatened against the Pledgor or any Major Project Party that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.
Section 5.09 Sole Purpose Nature; Business. The Borrower has not conducted and is not conducting any business or activities other than businesses and activities relating to the ownership, development, testing, financing, construction, operation and maintenance of the Project as contemplated by the Transaction Documents.
Section 5.10 Contracts. (a) All contracts, agreements, instruments, letters, understandings, or other documentation to which the Borrower is a party or by which it or any of its properties is bound as of the date hereof (other than the Financing Documents), including the Project Documents (including all documents amending, supplementing, interpreting or otherwise modifying or clarifying such agreements and instruments) are listed in Schedule 5.10, other than any such contracts, agreements, instruments, letters, understandings, or other documentation (A) that have a term of less than 1 (one) year, (B) under which the Borrower could not reasonably be expected to have obligations, liabilities or revenues equal to or in excess of fifty thousand Dollars ($50,000) per year individually or one hundred fifty thousand Dollars ($150,000) per year in the aggregate and, (C) in each of cases (A) and (B), the termination of which could not reasonably be expected to result in a Material Adverse Effect.

(b) All Necessary Project Contracts are in full force and effect except such Necessary Projects Contracts the invalidity, termination, rejection or expiration of which could not reasonably be expected to have a Material Adverse Effect.
(c) As of any date (after the date hereof) on which this representation is made or deemed repeated, there are no material contracts, agreements, instruments, or documents between the Borrower and any other Person relating to the Borrower or the Project other than (i) the Transaction Documents, (ii) the agreements listed in Schedule 5.10, and (iii) any other agreements permitted by this Agreement.
Section 5.11 Collateral. (a) The Collateral includes all the Equity Interests in, and all the tangible and intangible assets of, the Borrower (except as otherwise provided in the Financing Documents).
(b) The respective Liens granted to the Collateral Agent (for the benefit of the Senior Secured Parties) pursuant to this Agreement, the Mortgage, the Bankruptcy Code or any Order constitute (i) as to personal property included in the Collateral, a valid security interest in such personal property and (ii) as to the Mortgaged Property, a valid Lien of record in the Mortgaged Property, in each case with the priority specified in the Orders.
(c) The security interest granted to the Collateral Agent (for the benefit of the Senior Secured Parties) pursuant hereto will be perfected upon entry of the Interim Order without any requirement of any further action by the Collateral Agent.
Section 5.12 Ownership of Properties. (a) The Borrower has a good and valid fee ownership interest in the Site, subject to Permitted Liens.
(b) The Borrower has a good and valid ownership interest, leasehold interest, license interest or other right of use in all other property and assets (tangible and intangible) included in the Collateral relating to assets of or equity in the Borrower other than the collateral pledged pursuant to the Pledge Agreement. Such ownership interests, leasehold interest, license interest or other rights of use will be at all times on and after the Closing Date, sufficient to permit operation of the Project, substantially in accordance with the Project Documents. To the knowledge of Borrower, none of said properties or assets are subject to any other claims of any Person, including any easements, rights of way or similar agreements affecting the use or occupancy of the Project or the Site, other than Permitted Liens.
(c) All Equity Interests in the Borrower are owned by the Pledgor.
(d) The Borrower does not have any leasehold interest in, and is not lessee of, any real property.
(e) There are no easements, rights of way or similar agreements affecting the use or occupancy of the Project or the Site other than Permitted Liens.

Section 5.13 Taxes. (a) The Borrower has (i) filed all Tax Returns required by law to have been filed by it and (ii) has paid all Taxes thereby shown to be owing, as and when the same are due and payable, other than in the case of this Section 5.13(a)(ii), (A) Taxes that are subject to a Contest or (B) the nonpayment of immaterial Taxes in an aggregate amount not in excess of twenty-five thousand Dollars ($25,000) at any one time outstanding (taking into account any interest and penalties that could accrue or be applicable to such past-due Taxes), and provided that such Taxes are no more than forty-five (45) days past due.
(b) The Borrower is not and will not be taxable as a corporation for federal tax purposes, and the Borrower has not and will not take any action to cause it to be treated as a corporation for state or local tax purposes if it would, in the absence of such action, not be taxable as a corporation for state or local purposes.
(c) The Borrower is not a party to any tax sharing agreement with any Person (including the Pledgor or any other Affiliate of the Borrower).
(d) The Borrower has not agreed to extend the statute of limitations period applicable to the assessment or collection of any Tax.
(e) The Borrower is not currently under any governmental audit with respect to any Tax for any period, there are no claims for additional Tax being pursued by any Governmental Authority with respect to the business, income or activities of the Borrower, and the Borrower is not aware of any such claims that have not yet been asserted but are likely to be asserted by a Governmental Authority.
Section 5.14 Patents, Trademarks, Etc.. The Borrower has obtained and holds in full force and effect all patents, trademarks, copyrights and other such rights or adequate licenses therein, free from unduly burdensome restrictions, that are necessary for the ownership, operation and maintenance of the Project.
Section 5.15 ERISA Plans. None of the Borrower nor any ERISA Affiliate has (or within the five year period immediately preceding the Closing Date had) sponsored, maintained, participated in or incurred any liability in respect of any Plan or Multiemployer Plan. The Borrower does not have any contingent liability with respect to any post-retirement benefit under any “welfare plan” (as defined in Section 3(1) of ERISA), other than liability for continuation coverage under Part 6 of Title I of ERISA or similar state laws.
Section 5.16 Property Rights, Utilities, Supplies Etc. (a) All material property interests, utility services, means of transportation, facilities and other materials necessary for the use, operation and maintenance of the Project in accordance with the terms of the Financing Documents (including, as necessary, gas, roads, rail transport, electrical, water and sewage services and facilities) are available to the Project and arrangements in respect thereof have been made on commercially reasonable terms consistent with the DIP Budget.
(b) There are no material supplies, materials or equipment necessary for the operation or maintenance of the Project in accordance with the terms of the Financing Documents that are not available at the Site on commercially reasonable terms consistent with the DIP Budget.

Section 5.17 No Defaults. (a) No Default or Event of Default has occurred and is continuing.
(b) The Borrower is not in any breach of, or in any default under, any of the Borrower’s Contractual Obligations (other than a breach resulting from the Effect of Bankruptcy or a Cold Shutdown of the Project) that has had or could reasonably be expected to have a Material Adverse Effect, in each case with respect to which enforcement of remedies is not stayed by means of the Chapter 11 Case.
Section 5.18 Environmental Warranties. Except as disclosed on Schedule 5.18:
(a) (i) The Borrower and its Environmental Affiliates are in compliance in all material respects with all applicable Environmental Laws and all Environmental Approvals, (ii) the Borrower and its Environmental Affiliates have all Environmental Approvals required to operate their businesses as presently conducted or as reasonably anticipated to be conducted and are in compliance in all material respects with the terms and conditions thereof and the permit transfer and reissuance procedures in connection therewith, (iii)neither the Borrower nor any of its Environmental Affiliates has received any written communication from a Governmental Authority that alleges that the Borrower or any Environmental Affiliate is not in compliance in all material respects with all Environmental Laws and Environmental Approvals, and (iv) there are no circumstances that could reasonably be expected to prevent or interfere in the future with the Borrower’s compliance in all material respects with all applicable Environmental Laws and Environmental Approvals.
(b) There is no Environmental Claim pending or, to the knowledge of the Borrower, threatened against the Borrower or the Project. To the knowledge of the Borrower, there is no Environmental Claim pending or threatened against any Environmental Affiliate.
(c) There are no present or past actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that could reasonably be expected to form the basis of any Environmental Claim against the Borrower or any Environmental Affiliate.
(d) Without in any way limiting the generality of the foregoing, (i) there are no on-site or off-site locations in which the Borrower or any Environmental Affiliate has stored, disposed or arranged for the disposal of Materials of Environmental Concern that could reasonably be expected to form the basis of an Environmental Claim, (ii) there are no underground storage tanks located or to be located on property owned or leased by the Borrower, (iii) there is no asbestos or lead paint contained in or forming part of any building, building component, structure or office space owned or leased by the Borrower, and (iv) no polychlorinated biphenyls (PCBs) are or will be used or stored at any property owned or leased by the Borrower, except in such form, condition and quantity as could not reasonably be expected to result in an Environmental Claim.
(e) The Borrower has not received any letter or request for information under Section 104 of the CERCLA, or comparable state laws, and to the knowledge of the Borrower, none of the operations of the Borrower is the subject of any investigation by a Governmental Authority evaluating whether any remedial action is needed to respond to a release or threatened release of any Material of Environmental Concern at the Project or at any other location, including any location to which the Borrower has transported, or arranged for the transportation of, any Material of Environmental Concern with respect to the Project.

Section 5.19 Regulations T, U and X. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loan will be used for any purpose that violates, or would be inconsistent with, F.R.S. Board Regulation T, U or X. Terms for which meanings are provided in F.R.S. Board Regulation T, U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section 5.19 with such meanings.
Section 5.20 Accuracy of Information. (a) All factual information heretofore or contemporaneously furnished by or on behalf of the Borrower or Pledgor in this Agreement, in any other Transaction Document or otherwise in writing to any Senior Secured Party, any Consultant, or counsel for purposes of or in connection with this Agreement and the other Financing Documents or any transaction contemplated hereby or thereby (other than projections, budgets and other “forward-looking” information all of which have been prepared on a reasonable basis and in good faith by or on behalf of the Borrower) is, when taken as a whole, after giving effect to any supplemental information, as of the date furnished, true and accurate in every material respect and such information is not, when taken as a whole, after giving effect to any supplemental information, as of the date furnished, incomplete by omitting to state any material fact necessary to make such information not misleading in any material respect.
(b) The assumptions constituting the basis on which the Borrower prepared the DIP Budget in effect on each date this representation is made or deemed repeated, and the numbers set forth therein, were developed and consistently utilized in good faith and are reasonable and represent the Borrower’s reasonable judgment as of the date prepared as to the matters contained therein, based on all information known to the Borrower.
(c) The Borrower reasonably believes that the use, ownership, operation and maintenance of the Project are technically feasible and, except for factors affecting the ethanol industry in general and not relating specifically to the Project, economically feasible.
Section 5.21 Indebtedness. The Obligations are, after giving effect to the Financing Documents and the transactions contemplated thereby, the only outstanding Indebtedness of the Borrower other than Permitted Indebtedness. The Obligations have the ranking given to them in Section 2.09 (Super-Priority Nature of Obligations).
Section 5.22 Required LLC Provisions. The limited liability company interests of the Borrower are securities governed by Article 8 of the Uniform Commercial Code and evidenced by certificates. The certificated interests are in registered form within the meaning of Article 8 of the Uniform Commercial Code.
Section 5.23 Subsidiaries. The Borrower has no Subsidiaries.
Section 5.24 Foreign Assets Control Regulations, Etc. (a) The use of the proceeds of the Loans by the Borrower will not violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b) The Borrower:
(i) is not and will not become a Person or entity described by Section 1 of Executive Order 13224 of September 24, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (12 C.F.R. 595), and the Borrower does not engage in dealings or transactions with any such Persons or entities; and
(ii) is not in violation of the Patriot Act.
Section 5.25 Legal Name and Place of Business. (a) The exact legal name and jurisdiction of formation of the Borrower is: Southwest Georgia Ethanol, LLC, a limited liability company organized and existing under the laws of the State of Georgia, and the Borrower has not had any other legal names in the previous five (5) years.
(b) The sole place of business of the Borrower is the Site.
Section 5.26 No Brokers. The Borrower has no obligation to pay any finder’s, advisory, broker’s or investment banking fee, except for the fees payable pursuant to Section 3.11 (Fees) and the fees set forth in Schedule 5.26.
Section 5.27 Insurance. All insurance required to be obtained and maintained pursuant to the Transaction Documents by the Borrower is in full force and effect as of each date this representation is made or deemed repeated and complies with the insurance requirements set forth on Schedule 7.01(h) (and, in the case of insurance required under any Project Document, also complies in all material respects with the insurance requirements in such Project Document). All premiums then due and payable on all such insurance have been paid. To the knowledge of the Borrower, all insurance required to be obtained and maintained by any Major Project Party with respect to the Project to protect, directly or indirectly, against loss or liability to the Borrower, the Project or any Senior Secured Party, as of the date this representation is made or deemed repeated, pursuant to any Project Document has been obtained, is in full force and effect and complies with the insurance requirements set forth on Schedule 7.01(h) and is otherwise in all material respects in accordance with such Project Document.
Section 5.28 Accounts. The Project Accounts exist at the Accounts Bank in accordance with the terms of the Accounts Agreement. The Borrower does not have, and is not the beneficiary of, any bank account other than (a) the Project Accounts, (b) Local Accounts set forth on Schedule 5.28 with respect to which Blocked Account Agreements have been duly executed and delivered and (c) the Bond Funds.
Section 5.29 Securities Acts. The Borrower and the Pledgor are in compliance with the Securities Act of 1933, the Securities and Exchange Act of 1934, all applicable rules and regulations promulgated under such Acts by the U.S. Securities and Exchange Commission, and with all applicable state “blue sky” laws and regulations.

Section 5.30 Reorganization Matters.
(a) The Chapter 11 Case was commenced on the Petition Date in accordance with applicable law and proper notice thereof and the proper notice for (i) the motion seeking approval of the Financing Documents and the Interim Order and Final Order, (ii) the hearing for the approval of the Interim Order, and (iii) the hearing for the approval of the Final Order has been given.
(b) After the entry of the Interim Order, and pursuant to and solely to the extent permitted in the Interim Order and the Final Order, the Obligations will constitute allowed administrative expense claims in the Chapter 11 Case having priority over all administrative expense claims and unsecured claims against the Borrower now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expense claims of the kind specified in Sections 105, 326, 330, 331, 503(b), 506(c) (Section 506(c) being subject to the Final Order), 507(a), 507(b), 546(c), 726, 1113, 1114 or any other provision of the Bankruptcy Code or otherwise, as provided under Section 364(c)(l) of the Bankruptcy Code, subject, as to priority only, to the Carve Out.
(c) After the entry of the Interim Order and pursuant to and to the extent provided in the Interim Order and the Final Order, the Obligations will be secured by a valid and perfected Lien having the priority described in the Orders.
(d) The Interim Order (with respect to the period prior to entry of the Final Order) or the Final Order (with respect to the period on and after entry of the Final Order), as the case may be, is in full force and effect and has not been modified or amended without the consent of the Administrative Agent and the Required Lenders, or reversed or stayed.
Section 5.31 No Material Adverse Financing Document Effect. Since the Petition Date, no Material Adverse Financing Document Effect has occurred and is continuing.
ARTICLE VI
CONDITIONS PRECEDENT
Section 6.01 Conditions to Closing and First Funding of Loans. In addition to the conditions set forth in Section 6.02 (Conditions to All Fundings and Issuances), the occurrence of the Closing Date and the initial Loan Funding are subject to the satisfaction of each of the following conditions precedent:
(a) Delivery of Financing Documents and Orders. The Administrative Agent shall have received each of the following fully executed documents, each of which shall be originals, portable document format (“pdf”) or facsimiles (followed promptly by originals), duly executed and delivered by each party thereto and in form and substance reasonably satisfactory to each Lender:
(i) this Agreement;
(ii) the DIP Accounts Control Agreement;

(iii) the Pledge Agreement;
(iv) the Mortgage;
(v) the original Notes, duly executed and delivered by an Authorized Officer of the Borrower in favor of each requesting Lender;
(vi) the Interim Order; and
(vii) a document setting forth a cash management system for the Borrower consistent with the existing cash management system of the Borrower and subject to the existing account control agreements to which the Borrower is a party.
(b) Delivery of Other Documents. The Administrative Agent shall have received true, correct and complete copies of each agreement identified on Schedule 5.10 as requested by the Administrative Agent.
(c) Officer’s Certificates. The Administrative Agent shall have received the following certificates, dated as of the Closing Date, upon which the Administrative Agent and each Senior Secured Party may conclusively rely:
(i) a duly executed certificate of an Authorized Officer of the Borrower certifying that (A) all conditions set forth in this Section 6.01 have been satisfied on and as of the Closing Date and (B) all representations and warranties made by the Borrower in this Agreement and each other Financing Document to which the Borrower is a party are true and correct on and as of the Closing Date (except with respect to representations and warranties that expressly refer to an earlier date); and
(ii) a duly executed certificate of an Authorized Officer of the Pledgor certifying that all representations and warranties made by the Pledgor in the Pledge Agreement and each other Financing Document to which the Pledgor is a party are true and correct on and as of the Closing Date (except with respect to representations and warranties that expressly refer to an earlier date).
(d) Resolutions, Incumbency, Organic Documents. The Administrative Agent shall have received from each of the Borrower and the Pledgor a certificate of an Authorized Officer dated as of the Closing Date, upon which the Administrative Agent and each Senior Secured Party may conclusively rely, as to:
(i) satisfactory resolutions of its members, managers or directors, as the case may be, then in full force and effect authorizing the execution, delivery and performance of each Financing Document to which it is party and the consummation of the transactions contemplated therein;
(ii) the incumbency and signatures of those of its officers and representatives duly authorized to execute and otherwise act with respect to each Financing Document to which it is party; and

(iii) such Person’s Organic Documents, which shall be in form and substance reasonably satisfactory to the Administrative Agent, and certifying that (A) such documents are in full force and effect and no term or condition thereof has been amended from the form thereof delivered to the Administrative Agent and (B) no material breach, material default or material violation thereunder has occurred and is continuing.
(e) Authority to Conduct Business. The Administrative Agent shall have received satisfactory evidence, including certificates of good standing from the Secretaries of State of each relevant jurisdiction, dated no more than five (5) days (or such other time period reasonably acceptable to the Administrative Agent) prior to the Closing Date, that:
(i) the Pledgor is duly authorized as a limited liability company to carry on its business, and is duly organized, validly existing and in good standing in each jurisdiction in which it is required to be so authorized.
(ii) the Borrower is duly authorized as a limited liability company to carry on its business, and is duly formed, validly existing and in good standing in each jurisdiction in which it is required to be so authorized.
(f) Lien Search; Protection of Security. The Administrative Agent shall have received satisfactory copies or evidence, as the case may be, of the following actions in connection with the perfection of the DIP Liens:
(i) completed requests for information or lien search reports, dated no more than five (5) Business Days before the date of such Funding or such longer period satisfactory to the Administrative Agent, listing all effective UCC financing statements, fixture filings or other filings evidencing a security interest filed in such jurisdictions reasonably requested by the Administrative Agent that name the Borrower or the Pledgor as a debtor, together with copies of each such UCC financing statement, fixture filing or other filings;
(ii) acknowledgment copies or stamped receipt copies or confirmation of submission for filing of proper UCC financing statements, fixture filings and other filings and recordations, each in form and substance satisfactory to the Administrative Agent and the Collateral Agent, duly filed in all jurisdictions that the Administrative Agent and the Collateral Agent may deem necessary, or that are reasonably requested by the Collateral Agent or the Administrative Agent, in order to perfect or protect the DIP Liens created hereunder and pursuant to the Orders and the priority thereof; and
(iii) the original certificates representing all Equity Interests in respect of the Class A membership interests of the Borrower shall have been received by the Collateral Agent, in each case together with a duly executed irrevocable proxy and a duly executed transfer power in the forms attached to the Pledge Agreement.
(g) Financial Statements. The Administrative Agent shall have received accurate and complete copies of the audited annual financial statements of the Pledgor and the Borrower for the 2010 Fiscal Year. Such financial statements shall be on a consolidated basis.

(h) Third Party Approvals. The Administrative Agent shall have received reasonably satisfactory documentation of any approval by any Person required in connection with any transaction contemplated by this Agreement or any other Financing Document that the Administrative Agent has reasonably requested in connection herewith.
(i) Fees; Expenses. The Administrative Agent shall have received for its own account, or for the account of each Senior Secured Party entitled thereto, all fees due and payable on the Closing Date pursuant to Section 3.11(b) (Fees), and all reasonable costs and expenses (including costs, fees and expenses of legal counsel and Consultants) for which invoices have been presented. The Pre-Petition Administrative Agent shall have received all fees due and payable to it pursuant to the Pre-Petition Credit Agreement and all reasonable costs and expenses (including costs, fees and expenses of legal counsel and Consultants) for which invoices have been presented, in each case, required to be paid on or before the Closing Date.
(j) Insurance. The Administrative Agent shall have received satisfactory evidence that the insurance requirements set forth on Schedule 7.01(h) with respect to the Borrower and the Project have been satisfied, including binders or certificates evidencing the commitment of insurers to provide each insurance policy required by Schedule 7.01(h), evidence of the payment of all premiums then due and owing in respect of such insurance policies and a certificate of the Borrower’s insurance broker (or insurance carrier) certifying that all such insurance policies are in full force and effect.
(k) Bank Regulatory Requirements. The Administrative Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act.
(l) Certain Orders. The entry of all “first day orders,” including all critical vendor orders entered at or about the time of the commencements of the Chapter 11 Case each in form and substance reasonably satisfactory to the Administrative Agent.
(m) Other Information. The Lenders shall have received the Initial DIP Budget and all other information reasonably requested from the Borrower.
Section 6.02 Conditions to All Fundings and Issuances. The obligation of each Lender to make available each Funding of its Loans and the issuance of any Letter of Credit shall be subject to the fulfillment of the following conditions precedent:
(a) Funding Notice or Issuance Request. The Administrative Agent shall have received a duly executed Funding Notice or Issuance Request as required by and in accordance with Section 2.02 (Notice of Fundings) or Section 2.06(b) (Letters of Credit), as applicable, which shall certify that:
(i) the Borrower is in compliance with all conditions set forth in this Section 6.02 and all other applicable conditions in this Article VI on and as of the proposed Funding Date and/or Proposed Letter of Credit Issuance Date, before and after giving effect to such (x) Funding and to the application of the proceeds therefrom and/or (y) Letter of Credit issuance;

(ii) all representations and warranties made by the Borrower and the Pledgor in this Agreement and each of the Financing Documents to which it is a party are true and correct in all material respects (or, in the case of any representation and warranty containing any materiality qualification, in all respects) on and as of such Funding Date and/or Proposed Letter of Credit Issuance Date (except with respect to representations and warranties that expressly refer to an earlier date), before and after giving effect to such (x) Funding and to the application of the proceeds therefrom and/or (y) Letter of Credit issuance; and
(iii) no Default or Event of Default has occurred and is continuing, or would result from such Funding and/or Letter of Credit issuance.
(b) Certain Orders.
(i) The Interim Order shall be entered and in full force and effect and shall not have been appealed, stayed, reversed, vacated or otherwise modified without the consent of the Administrative Agent and the Lenders; or
(ii) If (x) the date of such requested Funding or Letter of Credit issuance is more than 30 days after the Closing Date or (y) the amount of such requested Funding or the Maximum Available Amount under such requested Letter of Credit, together with the outstanding principal amount of the Loans and the Maximum Available Amounts under all issued and outstanding Letters of Credit, shall exceed the maximum amount authorized pursuant to the Interim Order, the Final Order shall be entered and in full force and effect and shall not have been appealed, stayed, reversed, vacated or otherwise modified without the consent of the Administrative Agent and the Lenders.
(c) Governmental Approvals. The Borrower shall have all Necessary Project Approvals required as of the date of such requested Funding and/or Proposed Letter of Credit Issuance Date, and the Administrative Agent shall have received a duly executed certificate of an Authorized Officer of the Borrower certifying that each such Necessary Project Approval is in full force and effect and is final and Non-Appealable.
(d) No Default or Event of Default. No Event of Default or Default has occurred and is continuing, or would result from, such Funding and/or Letter of Credit issuance.
(e) No Litigation.
(i) No action, suit, proceeding or investigation shall have been instituted and not stayed pursuant to the Bankruptcy Code or threatened in writing against any of the Borrower, the Pledgor or the Project that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect; and
(ii) no action, suit, proceeding or investigation shall have been instituted or threatened in writing against any Project Party that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(f) Abandonment, Taking, Total Loss. (i) No Event of Abandonment or Event of Total Loss shall have occurred and be continuing with respect to the Project, (ii) no Event of Taking relating to any Equity Interests in the Borrower shall have occurred and be continuing, or (iii) no Event of Taking with respect to a material part of the Project shall have occurred.
(g) Fees; Expenses. The Administrative Agent shall have received for its own account, or for the account of each Senior Secured Party entitled thereto, all fees due and payable as of the date of such Funding and/or Letter of Credit issuance pursuant to Section 3.11 (Fees), and all reasonable costs and expenses (including costs, fees and expenses of legal counsel and Consultants) for which invoices have been presented. The Pre-Petition Administrative Agent shall have received all fees due and payable to it pursuant to the Pre-Petition Credit Agreement and all reasonable costs and expenses (including costs, fees and expenses of legal counsel and Consultants) for which invoices have been presented.
(h) Satisfactory Legal Form. All documents executed or submitted in accordance with this Section 6.02 with respect to such Funding and/or Letter of Credit issuance by or on behalf of the Borrower or any other Project Party shall be reasonably satisfactory in form and substance to the Administrative Agent.
(i) Closing Date. The Closing Date shall have occurred.
(j) Representations and Warranties. Each representation and warranty made by the Borrower and the Pledgor in each Financing Document to which it is a party shall be true and correct in all material respects (or, in the case of any representation and warranty containing any materiality qualification, in all respects) on and as of such Funding Date and/or Proposed Letter of Credit Issuance Date (except with respect to representations and warranties that expressly refer to an earlier date), before and after giving effect to such (x) Funding and to the application of the proceeds therefrom and/or (y) Letter of Credit issuance.
(k) Funding of Letter of Credit Account. Solely in the case of a proposed issuance of a Letter of Credit, the Letter of Credit Account shall have been funded in respect of such Letter of Credit in the amount required pursuant to Section 2.07(b) (Letters of Credit).
(l) Additional Information. The Lenders shall have received all information reasonably requested from the Borrower.
ARTICLE VII
COVENANTS
Section 7.01 Affirmative Covenants. The Borrower agrees with each Senior Secured Party that, until the Security Discharge Date, the Borrower will perform the obligations set forth in this Section 7.01.
(a) Compliance with Laws. The Borrower shall comply in all material respects with all Laws (other than Environmental Laws) applicable to it or to its business or property.

(b) Environmental Matters.
(i) The Borrower shall (A) comply in all material respects with all Environmental Laws and Environmental Approvals, (B) keep the Project free of any Lien imposed pursuant to any Environmental Law, (C) pay or cause to be paid when due and payable by the Borrower any and all costs required in connection with any Environmental Laws or Environmental Approvals, including the cost of identifying the nature and extent of the presence of any Materials of Environmental Concern in, on or about the Project or on any real property owned or leased by the Borrower or on the Mortgaged Property, and the cost of delineation, management, remediation, removal, treatment and disposal of any such Materials of Environmental Concern, and (D) use its best efforts to ensure that no Environmental Affiliate takes any action or violates any Environmental Law or Environmental Approval that could reasonably be expected to result in an Environmental Claim.
(ii) The Borrower shall not use or allow the Project to generate, manufacture, refine, produce, treat, store, handle, dispose of, transfer, process or transport Materials of Environmental Concern other than in compliance in all material respects with Environmental Laws.
(c) Operations and Maintenance.
(i) The Borrower shall own, operate and maintain (or cause to be operated and maintained) the Project in all material respects in accordance with (a) the terms and provisions of the Transaction Documents except as a result of the Chapter 11 Case or a Cold Shutdown of the Project, (b) all applicable Governmental Approvals and (c) Prudent Ethanol Operating Practice.
(ii) Notwithstanding anything to the contrary set forth in this Agreement, following the occurrence of a Revenue Event, the Borrower shall operate and maintain (or cause to be operated and maintained) the Project (a) in all material respects in accordance with all applicable Governmental Approvals and Prudent Ethanol Operating Practice and (b) if so directed by the Required Lenders, in Cold Shutdown or Hot Idle until a change in operating status is requested by the Borrower and approved by the Required Lenders.
(d) Maintenance of Properties. (i) The Borrower shall apply the proceeds of the Loans to the purposes specified in Section 7.01(g) (Affirmative Covenants — Use of Proceeds) and in each Funding Notice and shall operate the Project in accordance with the DIP Budget.
(ii) The Borrower shall keep, or cause to be kept, in good working order and condition, ordinary wear and tear excepted, all of its properties and equipment related to the Project that are necessary or useful in the proper conduct of its business.
(iii) The Borrower shall not permit the Project or any material portion thereof to be removed, demolished or materially altered, unless such material portion that has been removed, demolished or materially altered has been replaced or repaired as permitted under this Agreement.

(iv) The Borrower shall continue to engage in business of the same type as now conducted by it and do or cause to be done all things necessary to preserve and keep in full force and effect (A) its limited liability company existence, (B) its good standing in the State of Georgia and (C) its material patents, trademarks, trade names, copyrights, franchises and similar rights.
(e) Payment of Obligations. The Borrower shall pay and discharge as the same shall become due and payable all its Post-Petition obligations and liabilities of whatever nature except (i) where such payment, discharge or satisfaction is prohibited by the Bankruptcy Code, the Bankruptcy Rules or an order of the Bankruptcy Court, or by this Agreement or the then-current DIP Budget, (ii) where any such failure could not reasonably be expected to have a Material Adverse Effect and would not otherwise result in an Event of Default or (iii) where the amount or validity is subject to a Contest.
(f) Governmental Approvals. The Borrower shall maintain in full force and effect, in the name of the Borrower, all Necessary Project Approvals.
(g) Use of Proceeds.
(i) All proceeds of the Loans (other than those resulting from a draw on a Letter of Credit) shall be used solely to fund, in each case only to the extent specified in the DIP Budget (subject to the Permitted Variance), (a) operating expenses, limited capital expenditures and other amounts for general and ordinary course purposes of the Borrower, (b) current interest and fees payable pursuant to the Financing Documents and (c) such other administrative payments contemplated by the DIP Budget, including the cumulative budgeted professional fees (subject to the Carve-Out), as may be authorized and approved by the Administrative Agent and the Required Lenders under the Interim Order, the Final Order or any subsequent order of the Bankruptcy Court.
(ii) No portion of the proceeds of the Loans, the Collateral or the Carve-Out shall be used to (a) challenge the validity, perfection, priority, extent or enforceability of the DIP Facility, the Pre-Petition Obligations, or the Liens on the assets of the Borrower securing the DIP Facility or the Pre-Petition Obligations or (b) assert any claim against the Administrative Agent, the Lenders or the Pre-Petition Senior Secured Parties; provided, however, that (x) the proceeds of the Loans may be used, consistent with the DIP Budget and the Carve-Out, to seek a Section 506(a) Determination and (y) up to $15,000 of the proceeds of the Loans may be used by the Committee to investigate potential claims arising out of, or in connection with, the Pre-Petition Credit Agreement or the security interests and liens securing the Pre-Petition Obligations.
(iii) Subject to entry of an appropriate interim fee order of the Bankruptcy Court (in form and substance acceptable to the Administrative Agent and the Required Lenders), any Collateral consisting of cash and proceeds of the Loans may be used to pay professional fees and expenses of the Borrower and of the Committee allowed and payable under sections 330 and 331 of the Bankruptcy Code up to the amount of the Carve-Out (to the extent ultimately allowed by the Bankruptcy Court).

(h) Insurance. Without cost to any Senior Secured Party, the Borrower shall at all times obtain and maintain, or cause to be obtained and maintained, the types and amounts of insurance listed and described on Schedule 7.01(h), in accordance with the terms and provisions set forth therein for the Project and the Borrower, and shall obtain and maintain such other insurance as may be required pursuant to the terms of any Transaction Document. The Borrower shall cause each such insurance to be in place no less than ten (10) days prior to the date required, and each required insurance policy shall be renewed or replaced no less than thirty (30) days prior to the expiration thereof. If the Borrower fails to take out or maintain the full insurance coverage required by this Section 7.01(h), the Administrative Agent may (but shall not be obligated to) take out the required policies of insurance and pay the premiums on the same. All amounts so advanced by the Administrative Agent shall become an Obligation, and the Borrower shall forthwith pay such amounts to the Administrative Agent, together with interest from the date of payment by the Administrative Agent at the Default Rate.
(i) Books and Records; Inspections. The Borrower shall keep proper books of record and account in which complete, true and accurate entries in conformity with GAAP and all requirements of Law shall be made of all financial transactions and matters involving the assets and business of the Borrower, and shall maintain such books of record and account in material conformity with applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower. The Borrower shall keep books and records separate from the books and records of any other Person (including Pledgor and any other Affiliates of the Borrower) that accurately reflect all of its business affairs, transactions and the documents and other instruments that underlie or authorize all of its limited liability company actions. The Borrower shall permit officers and designated representatives of the Agents, Lenders and Consultants to visit and inspect any of the properties of the Borrower (including the Project), to examine its limited liability company, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its members, managers, directors, officers and independent public accountants, all at the expense of the Borrower at any time during normal business hours and without advance notice.
(j) Project Documents. The Borrower shall use its best efforts to preserve, protect and defend its rights under each Project Document to which it is a party except where the failure to do so (i) results from the Effect of Bankruptcy or a Cold Shutdown of the Project or (ii) could not reasonably be expected to have a Material Adverse Effect. The Borrower shall use its best efforts to exercise all material rights, discretion and remedies under each Project Document in accordance with its terms and in a manner consistent with and subject to the Borrower’s obligations under the Financing Documents except where the failure to do so (i) results from the Effects of Bankruptcy or a Cold Shutdown of the Project or (ii) could not reasonably be expected to have a Material Adverse Effect.

(k) DIP Budget.
(i) The Borrower, not later than seven (7) days before the date that is the first day of the fifth week covered by the DIP Budget and each date falling every twenty-eighth (28th) day thereafter (each such date, a “Period Start Date”), shall adopt a budget containing, among other things, rolling cash flow forecast, setting forth in reasonable detail the projected cash flow for the Project for the period starting on the then current Period Start Date and ending on the earlier of (A) thirteen (13) weeks after the then current Period Start Date and (B) the scheduled Maturity Date, and provide a copy of such forecast at such time to the Administrative Agent. Each such forecast shall become effective upon approval of the Administrative Agent and the Required Lenders (who may act in consultation with the Financial Advisor) (each such approved forecast, and the Initial DIP Budget, a “DIP Budget”). If the Borrower shall not have adopted a DIP Budget before any Period Start Date or any DIP Budget adopted by the Borrower shall not have been accepted by the Administrative Agent and the Required Lenders before such Period Start Date, the DIP Budget for the preceding period shall, until the adoption of a DIP Budget by the Borrower and acceptance of such DIP Budget by the Administrative Agent and the Required Lenders, be deemed to be in force and effective as the DIP Budget.
(ii) Each DIP Budget delivered to the Administrative Agent pursuant to this Section 7.01(k) shall be accompanied by a memorandum or worksheet detailing all changes in material assumptions used in the preparation of such DIP Budget, shall contain a line item for each expense category reasonably requested by the Administrative Agent or the Required Lenders (provided that items on the DIP Budget that are subject to Bankruptcy Court approval shall not be paid until approved by the Bankruptcy Court, and inclusion and acceptance of any such item is not a waiver of any party’s objection thereto), shall specify for each week and for each such expense category the amount budgeted for such category for such week.
(iii) Subject to Section 7.02(x), the Borrower shall comply with the DIP Budget subject to the Permitted Variance.
(l) Preservation of Title; Acquisition of Additional Property.
(i) The Borrower shall preserve and maintain (A) good, marketable and insurable fee interest in the Site and valid easement interest to its easement interest in the Site and (B) good, legal and valid title to all of its other respective material properties and assets, in each case free and clear of all Liens other than Permitted Liens.
(ii) The Borrower shall not acquire or enter into a lease of any real property interests without the prior written consent of the Lenders and the Administrative Agent.
(m) Maintenance of Liens; Creation of Liens. (i) The Borrower shall take or cause to be taken all actions necessary or reasonably requested by the Administrative Agent for the Collateral Agent to maintain and preserve the DIP Liens and the priority thereof.
(ii) The Borrower shall take promptly all actions reasonably requested by the Administrative Agent to cause each Additional Project Document to become subject to the DIP Liens, shall deliver certified copies of such Additional Project Document to the Administrative Agent and, if requested by the Administrative Agent, shall deliver any Ancillary Documents related thereto.

(n) Reorganization Matters. The Borrower shall give, on a timely basis as specified in the Interim Order or the Final Order, all notices required to be given to all parties specified in the Interim Order or Final Order. The Borrower shall provide to the Administrative Agent copies of all pleadings, motions, applications and other documents or information (i) filed by or on behalf of the Borrower with the Bankruptcy Court or (ii) provided to any creditors’ committee appointed in the Chapter 11 Case. The Borrower shall provide the Administrative Agent with drafts of all pleadings, motions and applications to be filed by or on behalf of the Borrower reasonably in advance of such filing.
(o) Professional Fees. Promptly following receipt thereof, the Borrower shall deliver to the Administrative Agent all monthly fee statements detailing the fees of all its professionals (including counsel and financial advisors) for such month delivered in accordance with the interim compensation procedures approved by the Bankruptcy Court.
(p) Bank Accounts. Each bank account of the Borrower shall at all times be (i) held as Collateral to secure the repayment and/or performance of the Obligations, (ii) held at a financial institution at which the Borrower maintains its bank accounts on the Petition Date under the terms of the Pre-Petition Financing Documents, or otherwise as selected by the Borrower from a list of approved financial institutions approved by the Required Lenders and (iii) subject to a perfected Priming Lien in favor of the Collateral Agent on behalf of the Senior Secured Parties, with all rights and remedies in respect thereto as set forth in the Orders and the other Financing Documents. The Borrower may not open a new bank account or any other account at a financial institution without the prior written consent of the Required Lenders, which approval may be withheld in their sole discretion.
(q) Monthly Meetings. At least once per calendar month, upon request of the Administrative Agent, at mutually acceptable times (and with telephonic conferences being acceptable), the Borrower shall, and shall procure that representatives of the Borrower’s professionals (including counsel and financial advisors) as may be requested by the Administrative Agent, meet together with the Administrative Agent to update the Administrative Agent on the status of the Chapter 11 Case and to discuss any other issues in connection therewith as may be requested by the Administrative Agent.
(r) Further Assurances. Upon written request of the Administrative Agent, the Borrower shall promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents (including UCC financing statements and UCC continuation statements) reasonably requested by the Administrative Agent for the purposes of ensuring the validity and legality of this Agreement or any other Financing Document and the rights of the Lenders and the Agents hereunder or thereunder and facilitating the proper exercise of rights and powers granted to the Lenders or the Agents under this Agreement or any other Financing Document.
(s) Ratification of Pledge Agreement. Within 5 Business Days of the Closing Date, the Borrower shall furnish to the Administrative Agent evidence in form and substance reasonably satisfactory to the Administrative Agent of the ratification by the directors of the Pledgor of the execution, delivery and performance by the Pledgor of the Pledge Agreement.

Section 7.02 Negative Covenants. The Borrower agrees with each Senior Secured Party that, until the Security Discharge Date, the Borrower will perform the obligations set forth in this Section 7.02.
(a) Restrictions on Indebtedness of the Borrower. The Borrower will not create, incur, assume or suffer to exist any Indebtedness except:
(i) the Obligations;
(ii) Indebtedness under the Subordinated Loan Agreement in an aggregate principal amount not to exceed eight million six hundred fifteen thousand Dollars ($8,615,000), provided that (A) such Indebtedness is subject to the terms of the Intercreditor Agreement and (B) the Bond Trustee or any successor or permitted assignee thereof is a party to the Intercreditor Agreement as, and has the obligations of, a Second Lien Claimholder (as defined in the Intercreditor Agreement) thereunder;
(iii) Indebtedness under the Subordinated Note in an aggregate principal amount not to exceed three million nine hundred ninety-seven thousand five hundred forty-four and 83/100 Dollars ($3,997,544.83), provided that (A) such Indebtedness is subject to the terms of the Subordination Agreement and (B) Fagen or any successor or permitted assignee thereof as holder of the Subordinated Note is a party to the Subordination Agreement as, and has the obligations of, a Subordinate Claimholder (as defined in the Subordination Agreement) thereunder;
(iv) reimbursement obligations in respect of that certain irrevocable standby letter of credit number 432 issued by Security Bank and Trust Company in the face amount of $50,000 for the account of the Borrower for the benefit of National Revenue Ctr Alcohol & Tobacco;
(v) the Pre-Petition Obligations;
(vi) accounts payable to trade creditors incurred in the ordinary course of business and not more than sixty (60) days past due, other than any such accounts incurred prior to the Petition Date and on the date incurred, in accordance with the Pre-Petition Credit Agreement, and any such accounts that are subject to a Contest or that do not exceed five thousand Dollars ($5,000) individually and twenty thousand Dollars ($20,000) in the aggregate; and
(vii) obligations as lessee under operating leases, or under leases for the rental of any real or personal property which are required by GAAP to be capitalized, where (A) all such leases (other than rail car leases for the Project) do not require the Borrower to make scheduled payments to the lessors in any Fiscal Year in excess of two hundred fifty thousand Dollars ($250,000) in the aggregate, and (B) all such leases that are rail car leases for the Project do not require the Borrower to make scheduled payments to the lessors in any month in excess of two hundred fifty thousand Dollars ($250,000) in the aggregate.

(b) Liens. The Borrower shall not create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets (including its Equity Interests), whether now owned or hereafter acquired, except:
(i) Liens in favor, or for the benefit, of the Collateral Agent and the Senior Secured Parties;
(ii) Liens in favor, or for the benefit, of the Pre-Petition Collateral Agent and the Pre-Petition Senior Secured Parties;
(iii) Liens created under the Bond Collateral Documents; provided that (A) such Liens only secure Indebtedness permitted under Section 7.02(a)(ii) (Negative Covenants — Restrictions on Indebtedness of the Borrower), (B) such Liens are subject to the terms of the Intercreditor Agreement, and (C) the Bond Trustee or any successor or permitted assignee thereof is a party to the Intercreditor Agreement as, and has the obligations of, a Second Lien Claimholder (as defined in the Intercreditor Agreement) thereunder;
(iv) Liens created under the Subordinated Deed to Secure Debt; provided that (A) such Liens only secure Indebtedness permitted under Section 7.02(a)(iii) (Negative Covenants — Restrictions on Indebtedness of the Borrower), (B) such Liens are subject to the terms of the Subordination Agreement, and (C) Fagen or any successor or permitted assignee thereof is a party to the Subordination Agreement as, and has the obligations of, a Subordinate Claimholder (as defined in the Subordination Agreement) thereunder;
(v) Liens for taxes, assessments and other governmental charges that are not yet due or the payment of which is the subject of a Contest or taxes that are otherwise not yet delinquent or for taxes as to which payment and enforcement is stayed under the Bankruptcy Code or pursuant to orders of the Bankruptcy Court;
(vi) Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due or the payment of which is the subject of a Contest or for amounts as to which payment and enforcement is stayed under the Bankruptcy Code or pursuant to orders of the Bankruptcy Court;
(vii) Liens arising with respect to a Local Account for which a Blocked Account Agreement has been entered into; and
(viii) Liens in respect of Equipment leases, to the extent the indebtedness under such leases is permitted by Section 7.02(a) and was incurred prior to the Petition Date and in accordance with the terms of the Pre-Petition Credit Agreement.
(c) Permitted Investments. The Borrower will not make any investments, loans or advances (whether by purchase of stocks, bonds, notes or other securities, loans, extensions of credit, advances or otherwise) other than investments in Cash Equivalents. The Borrower shall select Cash Equivalents having such maturities as shall cause the Project Accounts to have a cash balance as of any day sufficient to cover the transfers made from the Project Accounts on such day in accordance with this Agreement, the other Financing Documents, the Project Documents and any Additional Project Documents.

(d) Change in Business. The Borrower shall not (i) enter into or engage in any business other than the ownership, operation (including a Cold Shutdown or Hot Idle of the Project), maintenance, use and financing of the Project and all activities reasonably related thereto or (ii) change in any material respect the scope of the Project from that which exists as of the date hereof.
(e) Equity Issuances. The Borrower shall not issue any Equity Interests unless such Equity Interests are immediately pledged to the Collateral Agent (for the benefit of the Senior Secured Parties) on a first-priority perfected basis.
(f) Asset Dispositions. The Borrower shall not sell, lease, assign, transfer or otherwise dispose of any assets (other than Products), whether now owned or hereafter acquired, except:
(i) disposal of assets that are promptly replaced in accordance with the then current DIP Budget;
(ii) to the extent that such assets are uneconomical, obsolete or no longer useful or no longer usable in connection with the operation or maintenance of the Project; and
(iii) disposal of assets with a fair market value of, or if greater, at a disposal price of, less than fifty thousand Dollars ($50,000) in the aggregate during any Fiscal Year; provided, that such disposal does not, and would not reasonably be expected to, adversely affect the operation or maintenance of the Project.
(g) Consolidation, Merger. The Borrower will not (i) directly or indirectly liquidate, wind up, terminate, reorganize (except for the Chapter 11 Case or pursuant to an order of the Bankruptcy Court) or dissolve (or suffer any liquidation, winding up, termination, reorganization or dissolution (except for the Chapter 11 Case or pursuant to an order of the Bankruptcy Court)); or (ii) acquire (in one transaction or a series of related transactions) all or any substantial part of the assets, property or business of, or any assets that constitute a division or operating unit of, the business of any Person or otherwise merge or consolidate with or into any other Person.
(h) Transactions with Affiliates. The Borrower shall not enter into or cause, suffer or permit to exist any arrangement or contract with any of its Affiliates or any other Person that owns, directly or indirectly, any Equity Interest in the Borrower except Affiliated Project Documents.
(i) Accounts. (i) The Borrower shall not maintain, establish or use any deposit account, securities account (as each such term is defined in the UCC) or other banking account other than the Project Accounts and any Local Account set forth on Schedule 5.28, with respect to which a Blocked Account Agreement is in effect.

(ii) The Borrower shall not change the name or account number of any of the Project Accounts or Local Accounts without the prior written consent of the Administrative Agent, which will not be unreasonably withheld, conditioned or delayed.
(j) Subsidiaries. The Borrower shall not create or acquire any Subsidiary or enter into any partnership or joint venture.
(k) ERISA. The Borrower will not engage in any nonexempt prohibited transactions under Section 406 of ERISA or under Section 4975 of the Code with respect to any Plan or any other employee benefit plan subject to ERISA that could reasonably result in a material liability to the Borrower. The Borrower will not incur any obligation or liability in respect of any Plan, Multiemployer Plan or employee welfare benefit plan providing post-retirement welfare benefits (other than a plan providing continuation coverage under Part 6 of Title I of ERISA or similar state law).
(l) Taxes. The Borrower shall not make any election to be taxable as a corporation for federal, state or local tax purposes.
(m) Project Documents. The Borrower shall not direct or consent or agree to (i) any amendment, modification, supplement, or waiver to (other than any immaterial amendment, modification, supplement, or waiver), or (ii) any termination (other than pursuant to such Project Document’s terms, without any action by any party thereto), repudiation, cancellation or rejection of, any Project Document to which it is a party and that is contemplated by the then-current DIP Budget without the prior written consent of the Required Lenders. Except for collateral assignments to the Collateral Agent and the Pre-Petition Collateral Agent, the Borrower shall not assign any of its rights under any Project Document to which it is a party to any Person, or consent to the assignment of any obligations under any such Project Document by any other party thereto.
(n) Subordinated Debt Agreements.
(i) The Borrower shall not enter into any amendment, modification or supplement of any Subordinated Debt Document unless such amendment, modification or supplement does not require the consent of the Pre-Petition Administrative Agent pursuant to the Intercreditor Agreement, and the Borrower shall not enter into any agreement or provide any undertaking or Guarantee with respect to the Subordinated Debt other than the Subordinated Debt Documents.
(ii) The Borrower shall not enter into any amendment, modification or supplement of the Subordinated Note, the Subordinated Deed to Secure Debt or the Subordination Agreement without the prior written consent of the Administrative Agent.
(o) Additional Project Documents. The Borrower shall not enter into any Additional Project Document that is not contemplated by the then-current DIP Budget except with the prior written approval of the Administrative Agent.
(p) Suspension or Abandonment. The Borrower shall not (i) permit or suffer to exist an Event of Abandonment or (ii) order or consent to any suspension of work under any Major Project Document, in each case without the prior written consent of the Administrative Agent.

(q) Use of Proceeds; Margin Regulations. The Borrower shall not use any proceeds of any Loan other than in accordance with the provisions of Article II (Commitments and Funding) and Section 7.01(g) (Affirmative Covenants — Use of Proceeds). The Borrower shall not use any part of the proceeds of any Loan to purchase or carry any Margin Stock (as defined in Regulation U) or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. The Borrower shall not use the proceeds of any Loan in a manner that could violate or be inconsistent with the provisions of Regulations T, U or X.
(r) Environmental Matters. The Borrower shall not permit (i) any underground storage tanks to be located on any property owned or leased by the Borrower, (ii) any asbestos to be contained in or form part of any building, building component, structure or office space owned or leased by the Borrower, (iii) any polychlorinated biphenyls (PCBs) to be used or stored at any property owned or leased by the Borrower or (iv) any other Materials of Environmental Concern to be used, stored or otherwise be present at any property owned or leased by the Borrower, other than Materials of Environmental Concern necessary for the operation of the Project and used in accordance with all Laws.
(s) Restricted Payments. The Borrower shall not make any Restricted Payments except with the prior written consent of the Required Lenders.
(t) Commodity Hedging Arrangements. The Borrower shall not enter into any Commodity Hedging Arrangements.
(u) Chapter 11 Claims. Except for the Carve-Out, the Borrower shall not incur, create, assume, suffer to exist or permit any super-priority administrative claim against the Borrower which is pari passu with or senior to the claims of the Senior Secured Parties against the Borrower, except as set forth in Section 2.09 (Super-Priority Nature of Obligations).
(v) Accounting Changes. The Borrower shall not make any change in (i) its accounting policies or reporting practices, except as required by GAAP or as otherwise notified to the Administrative Agent in writing (provided that the Borrower shall provide a historical reconciliation for the prior period addressing any such change in accounting practices) or (ii) its Fiscal Year without the prior written consent of the Administrative Agent.
(w) DIP Budgets. The Borrower shall not make any change in the DIP Budget without the prior written consent of the Administrative Agent and the Required Lenders.
(x) Financial Covenants.
(i) The Borrower shall not permit professional fees (other than the fees and expenses of the advisors and consultants working on behalf of the Senior Secured Parties) to exceed the amounts set forth under the line heading entitled “Restructuring Expenses” in the DIP Budget by more than two hundred fifty thousand Dollars ($250,000).
(ii) The Borrower shall not permit amounts disbursed pursuant to the category in the DIP Budget entitled “Capital Expenditures” in any Monthly Budget Period to exceed the amounts set forth in such line item for such Monthly Budget Period in the then applicable DIP Budget by more than ten percent (10%).

Section 7.03 Reporting Requirements. The Borrower will furnish to the Administrative Agent and, at the request of any Lender, the Administrative Agent will forward to such Lender:
(a) Updated Rolling Cash Flow Forecast. On the second Business Day of each week after the date of this Agreement, an updated rolling cash flow forecast ending on the earlier of (i) thirteen (13) weeks after the week in which such cash flow forecast is delivered and (ii) the scheduled Maturity Date (each such forecast, a “Weekly Cash Flow Forecast”), in the same form and with the same level of detail as the then-current DIP Budget (it being understood, however, that approval of the DIP Budget by the Required Lenders shall only be required once a month in accordance with Section 7.01(k) (Affirmative Covenants — DIP Budgets)).
(b) Budget Report. On the second Business Day of each week following the date hereof, a report setting forth, in a form and in sufficient detail satisfactory to the Administrative Agent, a comparison of actual receipts and expenses to budgeted receipts and expenses in the then-current DIP Budget for the preceding week including a weekly line-by-line variance report and a reconciliation report which compares the actual cash flow results (receipts and disbursements) against the prior week’s cash flow projections (receipts and disbursements), indicating the cumulative percentage variance, if any, of actual results versus projections for such week as set forth therein, together with management’s explanation for such variance.
(c) Monthly Financial Statements. As soon as available and in any event within twenty-five (25) days after the end of each calendar month, a report setting forth, in each case in a form and in sufficient detail satisfactory to the Administrative Agent, (x) balance sheets of the Borrower as of the end of such month, (y) statements of income and cash flows of the Borrower for such month, and for the period commencing at the end of the previous Fiscal Year and ending with the end of such month and (z) profit and loss statements of the Borrower for such month and for the period commencing at the end of the previous Fiscal Year and ending with the end of such month, in each case, prepared in accordance with GAAP (subject to the absence of footnote disclosures and to normal year-end adjustments). Such report shall be certified as complete and correct by an Authorized Officer of the Borrower, who also shall certify for each financial covenant set forth in Section 7.02(x) (Negative Covenants — Financial Covenants) that the Borrower is in full compliance with each such covenant or, if any of such certifications cannot be given, stating in reasonable detail the necessary qualifications to such certifications.
(d) Quarterly Financial Statements. As soon as available and in any event within forty-five (45) days after the end of the first three (3) Fiscal Quarters of each Fiscal Year, unaudited financial statements, including balance sheets and statements of income and cash flows of the Borrower for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, prepared in accordance with GAAP.

(e) Auditor’s Letters. Promptly upon receipt, copies of any detailed audit reports, management letters or recommendations submitted to the Borrower (or the audit or finance committee of the Borrower) by the Auditors in connection with the accounts or books of the Borrower, or any audit of the Borrower.
(f) Notice of Default or Event of Default. As soon as possible and in any event within five (5) days after such officer becomes or should have become aware of the occurrence of any Default or Event of Default, a statement of an Authorized Officer of the Borrower setting forth details of such Default or Event of Default and the action that the Borrower has taken and proposes to take with respect thereto.
(g) Notice of Other Events. Within five (5) days after the Borrower obtains knowledge thereof, a statement of an Authorized Officer of the Borrower setting forth details of:
(i) any litigation or governmental proceeding pending or threatened in writing against the Borrower, the Project or the Pledgor;
(ii) any litigation or governmental proceeding pending or threatened in writing against any Project Party that has or could reasonably be expected to have a Material Adverse Effect;
(iii) any other event, act or condition that has or could reasonably be expected to have a Material Adverse Effect; or
(iv) notification of any event of force majeure or similar event under a Project Document.
(h) Project Document or Additional Project Document Notice. Promptly after delivery or receipt thereof, copies of all material notices or documents given or received (x) pursuant to the Borrower LLC Agreement or (y) by the Borrower pursuant to any Project Document, any Additional Project Document or any Subordinated Debt Documents, including:
(i) any written notice alleging any breach or default thereunder; and
(ii) any written notice regarding, or request for consent to, any assignment, termination, modification, waiver or variation thereof.
(i) ERISA Event. As soon as possible and in any event within five (5) days after the Borrower knows, or has reason to know, that any of the events described below has occurred, a duly executed certificate of an Authorized Officer of the Borrower setting forth the details of each such event and the action that the Borrower proposes to take with respect thereto, together with a copy of any notice or filing from the PBGC, Internal Revenue Service or Department of Labor or that may be required by the PBGC or other U.S. Governmental Authority with respect to each such event:
(i) any Termination Event with respect to any Plan or a Multiemployer Plan has occurred or will occur that could reasonably be expected to result in any liability to the Borrower;
(ii) any condition exists with respect to a Plan that presents a material risk of termination of a Plan (other than a standard termination under Section 4041(b) of ERISA) or imposition of an excise tax or other material liability on the Borrower;

(iii) an application has been filed for a waiver of the minimum funding standard under Section 412 of the Code or Section 302 of ERISA under any Plan;
(iv) with respect to any Plan or any other employee benefit plan subject to ERISA, the Borrower or any Plan fiduciary has engaged in a “prohibited transaction,” as defined in Section 4975 of the Code or as described in Section 406 of ERISA, that is not exempt under Section 4975 of the Code, Section 408 of ERISA or another applicable administrative, regulatory or statutory exemption, that could reasonably be expected to result in material liability to the Borrower;
(v) there exists any Unfunded Benefit Liabilities under any Plan;
(vi) any condition exists with respect to a Multiemployer Plan that presents a risk of a partial or complete withdrawal (as described in Section 4203 or 4205 of ERISA) from a Multiemployer Plan that could reasonably be expected to result in any liability to the Borrower;
(vii) a “default” (as defined in Section 4219(c)(5) of ERISA) occurs with respect to payments to a Multiemployer Plan and such default could reasonably be expected to result in any liability to the Borrower;
(viii) a Multiemployer Plan is in “reorganization” (as defined in Section 418 of the Code or Section 4241 of ERISA) or is “insolvent” (as defined in Section 4245 of ERISA);
(ix) the Borrower and/or any ERISA Affiliate has incurred any potential withdrawal liability (as defined in accordance with Title IV of ERISA); or
(x) there is an action brought against the Borrower or any ERISA Affiliate under Section 502 of ERISA with respect to its failure to comply with Section 515 of ERISA with respect to any Plan or any other employee benefit plan subject to ERISA.
(j) Notice of PBGC Demand Letter. As soon as possible and in any event within five (5) days after the receipt by the Borrower of a demand letter from the PBGC notifying the Borrower of its final decision finding liability and the date by which such liability must be paid, a copy of such letter, together with a duly executed certificate of the president or chief financial officer of the Borrower setting forth the action the Borrower proposes to take with respect thereto.

(k) Notice of Environmental Event. Promptly and in any event within ten (10) days after the existence of any of the following conditions not already disclosed herein, a duly executed certificate of an Authorized Officer of the Borrower specifying in detail the nature of such condition and, if applicable, the Borrower’s proposed response thereto:
(i) receipt by the Borrower of any written communication from a Governmental Authority or any written communication from any other Person or other source of written information, including reports prepared by the Borrower, that alleges or indicates that the Borrower or an Environmental Affiliate is not in compliance in all material respects with applicable Environmental Laws or Environmental Approvals and such alleged noncompliance could reasonably be expected to form the basis of an Environmental Claim against the Borrower;
(ii) the Borrower obtains knowledge that there exists any Environmental Claim pending or threatened in writing against the Borrower or an Environmental Affiliate;
(iii) the Borrower obtains knowledge of any release, threatened release, emission, discharge or disposal of any Material of Environmental Concern or obtains knowledge of any material non-compliance with any Environmental Law or Environmental Approval that, in either case, could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any Environmental Affiliate; or
(iv) any Removal, Remedial or Response action taken, or required to be taken, by the Borrower or any other person in response to any material release, emission, discharge or disposal of any Material of Environmental Concern in, at, on or under, a part of or about the Borrower’s properties or any other property.
(l) Materials of Environmental Concern. Make available to the Administrative Agent, upon its reasonable request, the Borrower’s accurate and complete records of all material non-privileged correspondence, investigations, studies, sampling and testing conducted, and any and all remedial actions taken, by the Borrower or, to the best of the Borrower’s knowledge and to the extent obtained by the Borrower, by any Governmental Authority or other Person in respect of Materials of Environmental Concern that could reasonably be expected to form the basis of an Environmental Claim on or affecting the Project.
(m) Operating Statements. Within twenty-five (25) days after the end of each calendar month, an Operating Statement regarding the operation and performance of the Project for such month. Such Operating Statements shall contain (i) line items corresponding to the then current DIP Budget showing in reasonable detail all actual expenses related to the operation and maintenance of the Project compared to the budgeted expenses for such period, (ii) information showing the amount of ethanol and other Products produced by the Project during such period and (iii) information showing (A) the amount of ethanol sold by the Borrower from the Project to pursuant to the Ethanol Agreement, (B) the amount of Distillers Grains sold by the Borrower from the Project, and (C) the amount, if any, of other sales of ethanol and/or Distillers Grains sold by the Borrower from the Project, together with an explanation of any such sale and identification of the purchaser, and (D) the amount, if any, of other Products sold by the Borrower from the Project, together with an explanation of any such sale and identification of the purchaser. The Operating Statements shall be certified as complete and correct in all material respects by an Authorized Officer of the Borrower, subject to auditing review who also shall certify compliance with Section 7.01(k)(iii) (DIP Budget) and Section 7.01(k) (Financial Covenants).
(n) Other Information. Other information reasonably requested by the Administrative Agent or any Lender (through the Administrative Agent).

ARTICLE VIII
DEFAULT AND ENFORCEMENT
Section 8.01 Events of Default. Notwithstanding the provisions of Section 362 of the Bankruptcy Code and without notice, application or motion to, hearing before, or order of the Bankruptcy Court or any notice to the Borrower, each of the following events or occurrences described in this Section 8.01 shall constitute an Event of Default.
(a) Nonpayment. (i) The Borrower fails to pay any amount of principal of any Loan when the same becomes due and payable or (ii) the Borrower fails to pay any interest on any Loan or any fee or other Obligation or amount payable hereunder or under any other Financing Document within three (3) Business Days after the same becomes due and payable.
(b) Breach of Warranty. Any representation or warranty of any Loan Party, any Major Project Party or any party (other than a Senior Secured Party) to the Intercreditor Agreement or Accounts Agreement made or deemed to be repeated in any Financing Document is incorrect or misleading in any material respect when made or deemed made; provided that if (i) such party was not aware that such representation or warranty was incorrect or misleading at the time such representation or warranty was made or deemed repeated, (ii) the fact, event or circumstance resulting in such incorrect or misleading representation or warranty is capable of being cured, corrected or otherwise remedied, and (iii) such fact, event or circumstance resulting in such incorrect or misleading representation or warranty is cured, corrected or otherwise remedied within thirty (30) days from the date any Loan Party obtains, or should have obtained, knowledge thereof, then such incorrect representation or warranty shall not constitute an Event of Default.
(c) Non-Performance of Certain Covenants and Obligations. (i) The Borrower defaults in the due performance and observance of any of its obligations under any of Section 7.01(g) (Affirmative Covenants — Use of Proceeds), Section 7.01(h) (Affirmative Covenants — Insurance), Section 7.02 (Negative Covenants) and Section 7.03 (Reporting Requirements) of this Agreement; (ii) the Borrower or the Pledgor defaults in the due performance and observance of any of its obligations under Section 5.02 (Limitation of Liens), Section 5.04 (No Sale of Collateral), Section 5.05 (No Impairment of Security), or Section 5.09 (Name; Jurisdiction of Organization) of the Pledge Agreement; or (iii) any party (other than a Senior Secured Party or Southwest Georgia Farm Credit, ACA) to the Accounts Agreement or the Intercreditor Agreement defaults in the due performance and observance of any of its obligations under such agreements.
(d) Non-Performance of Other Covenants and Obligations. Any Loan Party, any Project Party or any party (other than a Senior Secured Party or Southwest Georgia Farm Credit, ACA) to the Intercreditor Agreement or the Accounts Agreement defaults in the due performance and observance of any covenant or agreement (other than covenants and agreements referred to in Section 9.01(a) or Section 9.01(c)) contained in any Financing Document, and such default continues unremedied for a period of thirty (30) days after the Borrower obtains, or should have obtained, knowledge thereof.

(e) Cross Defaults. Any one of the following occurs with respect to the Borrower, the Pledgor or any Major Project Party with respect to any of its Indebtedness (other than the Obligations):
(i) a default occurs in the payment when due (subject to any applicable grace period and notice requirements), whether by acceleration or otherwise, of such Indebtedness; or
(ii) such Person fails to observe or perform (subject to any applicable grace periods and notice requirements) any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of any Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded;
(A)	in the case of Section 8.01(e)(i) or Section 8.01(e)(ii) with respect to the Borrower with respect to any Indebtedness entered into (x) Pre-Petition, and which is assumed after the Petition Date or is not subject to the automatic stay provisions of Section 362 of the Bankruptcy Code or (y) Post-Petition in the amount greater than $100,000;
(B)	in the case of Section 8.01(e)(i) or Section 8.01(e)(ii) with respect to the Pledgor, with respect to Indebtedness in an amount greater than or equal to one million Dollars ($1,000,000) in the aggregate; or
(C)	in the case of Section 8.01(e)(i) or Section 8.01(e)(ii) with respect to any Major Project Party, resulting in or which could reasonably be expected to result in a Material Adverse Effect; provided, that such occurrence shall not constitute an Event of Default with respect to any Major Project Party (other than a Major Project Party to the License Agreement) if an agreement replacing each Major Project Document to which such Major Project Party is a party, in form and substance, and with a counterparty, reasonably satisfactory to the Administrative Agent, is entered into (together with all applicable Ancillary Documents) within forty-five (45) days thereof.

(f) Judgments. (i) Any judgment or order that has or could reasonably be expected to have a Material Adverse Effect is rendered against any Loan Party or any Major Project Party or (ii) any judgment or order is rendered against the Borrower or the Pledgor in an amount in excess of one million Dollars ($1,000,000) in the aggregate, and, in any such case, (x) enforcement proceedings are commenced by any creditor upon such judgment or order or (y) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment is not in effect; provided, that any such occurrence shall not constitute an Event of Default with respect to any Major Project Party (other than a Major Project Party to the License Agreement) if an agreement replacing each Major Project Document to which such Major Project Party is a party, in form and substance, and with a counterparty, reasonably satisfactory to the Administrative Agent, is entered into (together with all applicable Ancillary Documents) within forty-five (45) days thereof.
(g) ERISA Events. (i) Any Termination Event occurs, (ii) any Plan incurs an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), (iii) the Borrower or an ERISA Affiliate engages in a transaction with respect to any Plan or any other employee benefit plan subject to ERISA that is prohibited under Section 4975 of the Code or Section 406 of ERISA for which there is no regulatory, statutory or administrative exemption, (iv) the Borrower or any ERISA Affiliate fails to pay when due any amount it has become liable to pay to the PBGC (other than premium payments), any Plan or a trust established under Title IV of ERISA, (v) a condition exists by reason of which the PBGC would be entitled to obtain a decree adjudicating that an ERISA Plan must be terminated or have a trustee appointed to administer it, (vi) the Borrower or any ERISA Affiliate suffers a partial or complete withdrawal from a Multiemployer Plan or is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan, (vii) a proceeding is instituted against the Borrower to enforce Section 515 of ERISA, (viii) the aggregate amount of the then “current liability” (as defined in Section 412(l)(7) of the Code, as amended) of all accrued benefits under a Plan exceeds the then current value of the assets allocable to such benefits by more than one million Dollars ($1,000,000) at such time, or (ix) any other event or condition occurs or exists with respect to any Plan that would subject the Borrower to any material tax, material penalty or other material liability.
(h) Bankruptcy, Insolvency. The Pledgor or any Major Project Party:
(i)	generally fails to pay, or admits in writing its inability or unwillingness to pay, debts as they become due;
(ii)	applies for, consents to, or acquiesces in, the appointment of a trustee, receiver, sequestrator or other custodian for such Person or a substantial portion of its property, or makes a general assignment for the benefit of creditors;
(iii)	in the absence of such application, consent or acquiescence, permits or suffers to exist the appointment of a trustee, receiver, sequestrator or other custodian for such Person or for a substantial part of its property, and such trustee, receiver, sequestrator or other custodian is not discharged within sixty (60) days; provided that nothing in the Financing Documents shall prohibit or restrict any right any Senior Secured Party may have under applicable Law to appear in any court conducting any relevant proceeding during such sixty (60) day period to preserve, protect and defend its rights under the Financing Documents (and such Person shall not object to any such appearance);

(iv)	permits or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of such Person and, if any such case or proceeding is not commenced by such Person, such case or proceeding is consented to or acquiesced in by such Person or results in the entry of an order for relief or remains for sixty (60) days undismissed; provided that nothing in the Financing Documents shall prohibit or restrict any right any Senior Secured Party may have under applicable Law to appear in any court conducting any such case or proceeding during such sixty (60) day period to preserve, protect and defend its rights under the Financing Documents (and such Person shall not object to any such appearance); or
(v)	takes any action authorizing, or in furtherance of, any of the foregoing;
provided, that such occurrence shall not constitute an Event of Default with respect to any Major Project Party (other than a Major Project Party to the License Agreement) if an agreement replacing each Major Project Document to which such Major Project Party is a party, in form and substance, and with a counterparty, reasonably satisfactory to the Administrative Agent, is entered into (together with all applicable Ancillary Documents) within forty-five (45) days thereof.
(i) Project Document Defaults; Termination.
(i) The Borrower or any Major Project Party shall be in material breach of or otherwise in material default under any Major Project Document (other than as a result of the Chapter 11 Case or a Cold Shutdown of the Project), and such breach or default has continued beyond any applicable cure period expressly provided for in such Major Project Document (or, if no cure period is provided, thirty (30) days); provided, that any such breach or default by any Major Project Party under any Major Project Document (other than the License Agreement) shall not constitute an Event of Default if an agreement replacing such Major Project Document, in form and substance, and with a counterparty, reasonably satisfactory to the Administrative Agent, is entered into (together with all applicable Ancillary Documents) within forty-five (45) days thereof.
(ii) Any Major Project Document ceases to be in full force and effect prior to its scheduled expiration, is repudiated, or its enforceability is challenged or disaffirmed by or on behalf of the Borrower (other than a rejection of such Major Project Document by the Borrower in the Chapter 11 Case) or any Major Project Party thereto (other than as a result of the Chapter 11 Case or a Cold Shutdown of the Project); provided, that such occurrence shall not constitute an Event of Default with respect to any Major Project Document (other than the License Agreement) if an agreement replacing such Major Project Document, in form and substance, and with a counterparty, reasonably satisfactory to the Administrative Agent, is entered into (together with all applicable Ancillary Documents) within forty-five (45) days thereof.

(iii) The Operation and Maintenance Agreement or the Services Agreement is terminated as a result of a breach thereof by the Pledgor; provided, that such occurrence shall not constitute an Event of Default if an agreement replacing such terminated agreement, in form and substance, and with a counterparty, reasonably satisfactory to the Administrative Agent and the Required Lenders, is entered into (together with all applicable Ancillary Documents) within forty-five (45) days thereof.
(j) Governmental Approvals. The Borrower fails to obtain, renew, maintain or comply in all material respects with any Necessary Project Approval, or any Necessary Project Approval is revoked, canceled, terminated, withdrawn or otherwise ceases to be in full force and effect, or any Necessary Project Approval is adversely modified without the consent of the Required Lenders, or a proceeding is commenced which could reasonably produce any such result.
(k) Unenforceability of Pre-Petition Documentation. Except as a result of an Effect of Bankruptcy:
(i) any material provision of any Pre-Petition Financing Document shall cease to be in full force and effect;
(ii) any Pre-Petition Financing Document is revoked or terminated, becomes unlawful or is declared null and void by a Governmental Authority of competent jurisdiction; or
(iii) any Pre-Petition Financing Document becomes unenforceable, is repudiated or the enforceability thereof is contested or disaffirmed by or on behalf of any party thereto other than the Pre-Petition Senior Secured Parties.
(l) Unenforceability of Documentation. At any time after the execution and delivery thereof:
(i) any material provision of any Financing Document shall cease to be in full force and effect;
(ii) any Financing Document is revoked or terminated, becomes unlawful or is declared null and void by a Governmental Authority of competent jurisdiction;
(iii) any Financing Document becomes unenforceable, is repudiated or the enforceability thereof is contested or disaffirmed by or on behalf of any party thereto other than the Senior Secured Parties or the Pre-Petition Senior Secured Parties; or
(iv) any Lien against any of the Collateral ceases to be a perfected security interest in favor of the Collateral Agent having the priority set forth herein, or the enforceability thereof is contested by any Loan Party or any party (other than a Senior Secured Party) to the Intercreditor Agreement, or any of this Agreement or the Orders ceases to provide the security intended to be created thereby with the priority purported to be created thereby.

(m) Environmental Matters. (i) Any Environmental Claim has occurred with respect to the Borrower, the Project or any Environmental Affiliate, (ii) any release, Threat of Release, emission, discharge, disposal or presence of any Material of Environmental Concern occurs, and such event could reasonably be expected to form the basis of an Environmental Claim against the Borrower, the Project or any Environmental Affiliate, or (iii) any violation or alleged violation of any Environmental Law or Environmental Approval occurs that would reasonably result in an Environmental Claim against the Borrower or the Project or, to the extent the Borrower may have liability, any Environmental Affiliate that, in the case of any of Section 8.01(o)(i), (ii) or (iii), could reasonably be expected to result in liability for the Borrower in an amount greater than two hundred fifty thousand Dollars ($250,000) for any single claim or seven hundred fifty thousand Dollars ($750,000) for all such claims during any twelve (12) month period or could otherwise reasonably be expected to result in a Material Adverse Effect.
(n) Loss of Collateral. Any portion of the Collateral (other than a portion that is immaterial) is damaged, seized or appropriated; provided that such an occurrence shall not constitute an Event of Default if the Borrower repairs, replaces, rebuilds or refurbishes such damaged, seized or appropriated Collateral with the approval of the Required Lenders, in consultation with the Independent Engineer (provided that such approval is obtained within sixty (60) days thereof).
(o) Event of Abandonment. An Event of Abandonment occurs.
(p) Taking or Total Loss. An Event of Taking with respect to all or a material portion of the Project or any Equity Interests in the Borrower occurs, or an Event of Total Loss occurs.
(q) Change of Control. A Change of Control occurs.
(r) Reorganization Matters. Any of the following occurs in the Chapter 11 Case:
(i) the bringing of a motion or taking of any action by the Borrower: (w) to obtain additional financing under Section 364(c) or (d) of the Bankruptcy Code not otherwise permitted pursuant to this Agreement (unless such financing is proposed to pay in full in cash, on terms and conditions acceptable to the Administrative Agent and the Required Lenders, the Obligations and the Pre-Petition Obligations and terminate all related lending commitments in connection therewith); (x) to grant any Lien other than Permitted Lien upon or affecting any Collateral; (y) except as provided in the Interim Order, Final Order or DIP Budget, as the case may be, to use cash collateral under Section 363(c) of the Bankruptcy Code without the prior written consent of the Administrative Agent and the Required Lenders; or

(ii) the entry of an order in the Chapter 11 Case confirming, or the proposal by the Borrower, the Pledgor or the Committee of, a plan of reorganization that does not contain a provision for termination of the DIP Facility and repayment in accordance with the terms of this Agreement of all the Obligations on or before the effective date of such plan; or
(iii) the entry of an order amending, supplementing, staying, vacating or otherwise modifying, in the sole determination of the Administrative Agent and the Lenders (or in the case of any Financing Document, such number or percentage of the Lenders as shall be expressly provided in the Financing Documents as required to amend such Financing Document), the Financing Documents, the Interim Order or the Final Order, without the written consent of the Administrative Agent and the Lenders (or in the case of any Financing Document, such number or percentage of the Lenders as shall be expressly provided in the Financing Documents as required to amend such Financing Document) or the filing by the Borrower of a motion for reconsideration with respect to the Interim Order or the Final Order or the Final Order ceases to be in full force and effect; or
(iv) the Interim Order is not entered on or before the date that is 10 days after the Petition Date; or
(v) the Final Order is not entered on or before the date that is 30 days after the date of entry of the Interim Order; or
(vi) the payment of any Pre-Petition claim or claim existing prior to a confirmed plan of reorganization unless (i) reflected in the DIP Budget or (ii) authorized pursuant to an order approved by the Bankruptcy Court and made with the written consent of the Administrative Agent and the Lenders; or
(vii) the allowance of any claim or claims under Sections 506(c) or 552(b) of the Bankruptcy Code or otherwise against the Collateral other than Permitted Liens; or
(viii) the appointment of an interim or permanent trustee in the Chapter 11 Case or the appointment of a receiver or an examiner in the Chapter 11 Case with any powers to operate or manage the financial affairs, the business, or reorganization of the Borrower without the written consent of the Administrative Agent and the Required Lenders; or
(ix) the sale, without the written consent of the Administrative Agent and the Required Lenders, of any material portion of the Borrower’s assets either through a sale under Section 363 of the Bankruptcy Code, through a confirmed plan of reorganization in the Chapter 11 Case, or otherwise that does not provide for payment in accordance with the terms of this Agreement of the Obligations; or
(x) the dismissal of the Chapter 11 Case, or the conversion of the Chapter 11 Case from one under Chapter 11 to one under Chapter 7 of the Bankruptcy Code or the Borrower shall file a motion or other pleading seeking the dismissal of the Chapter 11 Case under Section 1112 of the Bankruptcy Code or otherwise without the written consent of the Administrative Agent and the Required Lenders; or

(xi) the entry of an order by the Bankruptcy Court granting relief from or modifying the automatic stay of Section 362 of the Bankruptcy Code to allow any creditor other than a Senior Secured Party to proceed against any material asset of the Borrower; or
(xii) the entry of an order in the Chapter 11 Case avoiding or requiring repayment of any portion of the payments made on account of the Obligations; or
(xiii) the failure of the Borrower to perform any of its obligations under the Interim Order or the Final Order or the filing by the Borrower of any pleadings seeking, joining in, or otherwise consenting to any violation or breach of any Order in each case in a manner adverse to the Administrative Agent or any Lender in the sole determination of the Administrative Agent and the Required Lenders; or
(xiv) the entry of an order in the Chapter 11 Case granting any other super-priority claim or Lien equal or superior to the Lien of the Collateral Agent other than the Carve Out; or
(xv) the Borrower engages in or supports any challenge to the validity, perfection, priority, extent or enforceability of the DIP Facility or the Pre-Petition Obligations or the liens on or security interests in the assets of the Borrower securing the DIP Facility or the Pre-Petition Obligations, including seeking to equitably subordinate or avoid the liens securing the Pre-Petition Obligations; or
(xvi) the Borrower engages in or supports any investigation or asserts any claim or cause of action (or supports the assertion of the same) against the Administrative Agent, the Lenders, the Pre-Petition Administrative Agent or the Pre-Petition Senior Secured Parties; provided, that it shall not constitute an Event of Default if the Borrower provides basic loan information with respect to the Pre-Petition Obligations or reasonably requested information relating to the DIP Facility, in each case to a party in interest or pursuant to an order of the Bankruptcy Court or other compulsory legal process and provides prior written notice to the Administrative Agent and the Lenders of its intention or obligation to do so; or
(xvii) any Person shall seek a Section 506(a) Determination with respect to the Pre-Petition Obligations that is unacceptable to the Pre-Petition Administrative Agent and the Pre-Petition Senior Secured Parties; or
(xviii) the Pledgor or any other Affiliate of the Borrower shall assert any claim (actual or contingent) in the Chapter 11 Case or shall challenge, contest or interfere, directly or indirectly, with any claim of any Senior Secured Party or any Pre-Petition Senior Secured Party in the Chapter 11 Case; or
(xix) any Project Document is rejected in the Chapter 11 Case without the prior consent of the Required Lenders.

Section 8.02 Action Upon Event of Default.
(a) If any Event of Default has occurred and is continuing, (x) the Borrower shall be required to immediately deposit in the LC Cash Collateral Sub-Account the aggregate Maximum Available Amounts under all issued and outstanding Letters of Credit, without notice, demand or further act of the Administrative Agent, the Collateral Agent or any other Senior Secured Party, and (y) the Administrative Agent shall, upon the direction of the Required Lenders, notwithstanding the provisions of Section 362 of the Bankruptcy Code (the automatic stay of Section 362 of the Bankruptcy Code shall be deemed modified and vacated to permit the Senior Secured Parties to exercise their remedies under this Agreement and the Financing Documents), without any application, motion or notice to, hearing before, or order from, the Bankruptcy Court: (i) terminate the DIP Facility (other than the obligations to participate in the Issuing Bank’s liability under any Letter of Credit pursuant to Section 2.06(c) (Letters of Credit)); (ii) reduce the Aggregate Commitment from time to time; (iii) declare all or any portion of the Obligations due and payable; (iv) increase the rate of interest applicable to the Obligations to the Default Rate; (v) direct the Borrower to sell or otherwise dispose of any or all of the Collateral on terms and conditions acceptable to the Administrative Agent and the Lenders pursuant to Sections 363, 365 and other applicable provisions of the Bankruptcy Code (and, without limiting the foregoing, direct the Borrower to assume and assign any lease or executory contract included in the Collateral to the Collateral Agent’s designees in accordance with and subject to Section 365 of the Bankruptcy Code), (vi) enter onto the premises of the Borrower in connection with an orderly liquidation of the Collateral, and (vii) exercise any rights and remedies provided to the Senior Secured Parties under the Financing Documents or at law or equity, including all remedies provided under the UCC and pursuant to the Interim Order and the Final Order.
(b) Notwithstanding anything to the contrary contained herein, the Senior Secured Parties shall not be permitted to exercise any remedy (other than those described in clauses (i), (ii), (iii) and (iv) of Section 8.02(a) (Action Upon Event of Default)) unless the Administrative Agent shall have given three (3) Business Days written notice (the “Notice Period”) to the Borrower, counsel to the Committee and the Office of the U.S. Trustee during which Notice Period the Borrower and the Committee may seek relief from the Bankruptcy Court to re-impose or continue the automatic stay with respect to any remedy other than those described in clauses (i), (ii), (iii) and (iv) of Section 8.02(a) (Action Upon Event of Default); provided, that in any hearing after the giving of the aforementioned notice, the only issue that may be raised by any party in opposition thereto being whether an Event of Default has occurred and is continuing.
Section 8.03 Remedies. Subject to Section 8.02(b) (Action Upon Event of Default), upon the occurrence and during the continuation of an Event of Default, the Collateral Agent shall have the right, but not the obligation, subject to the Orders and applicable Law, to do any of the following:
(a) proceed to protect and enforce the rights vested in it hereunder and under the UCC;
(b) cause all revenues and all other moneys and other property forming part of the Collateral to be paid and/or delivered directly to it, and demand, sue for, collect and receive any such moneys and property;

(c) cause any action at law or in equity or other proceeding to be instituted and prosecuted to collect or enforce any of the Obligations, or rights hereunder or included in the Collateral, or for specific enforcement of any covenant or agreement contained herein or in any Project Documents or other agreements forming part of the Collateral, or in aid of the exercise of any power herein or therein granted, or for any foreclosure hereunder and sale under a judgment or decree in any judicial proceeding, or to enforce any other legal or equitable right vested in it by this Agreement or by applicable Law;
(d) foreclose or enforce any other agreement or other instrument by or under or pursuant to which the Obligations are issued or secured;
(e) incur expenses, including attorneys’ fees, consultants’ fees, and other costs in connection with the exercise of any right or power under this Agreement or any other Financing Document;
(f) perform any obligation of the Borrower hereunder or under any other Financing Document or any Project Document or other agreement forming part of the Collateral, submit renewal notices or exercise any purchase options under leases, and make payments, purchase, contest or compromise any encumbrance, charge, or lien, and pay taxes and expenses and insure, process and preserve the Collateral without, however, any obligation to do so;
(g) take possession of the Collateral and of any and all books of account and records of the Borrower relating to any of the Collateral (provided that the Collateral Agent shall, upon reasonable prior written notice, provide the Committee with access during normal business hours to such books and records) and render it usable and repair and renovate the same without, however, any obligation to do so, and enter upon, or authorize its designated agent to enter upon, any location where the same may be located for that purpose (including the right of the Collateral Agent to exclude the Borrower and all Persons claiming access through the Borrower from any access to the Collateral or to any part thereof) and the Collateral Agent and its representatives are hereby granted an irrevocable license to enter upon such premises for such purpose, control, manage, operate, rent and lease the Collateral, either separately or in conjunction with the Project, collect all rents and income from the Collateral and apply the same to reimburse the Senior Secured Parties for any reasonable cost or expenses incurred hereunder or under any of the Financing Documents and to the payment or performance of any of the Obligations, and apply the balance to the Obligations as provided herein and any remaining excess balance to whomsoever is legally entitled thereto;
(h) make any reasonable compromise or settlement deemed desirable with respect to any of the Collateral and extend the time of payment, arrange for payment installments, or otherwise modify the terms of, any Collateral;

(i) secure the appointment of a receiver of the Collateral or any part thereof, whether incidental to a proposed sale of the Collateral or otherwise, and all disbursements made by such receiver and the expenses of such receivership shall be added to and be made a part of the Obligations and, whether or not said principal sum, including such disbursements and expenses, exceeds the indebtedness originally intended to be secured hereby, the entire amount of said sum, including such disbursements and expenses, shall be secured by the DIP Liens and shall be due and payable upon demand therefor and thereafter shall bear interest at the Default Rate or the maximum rate permitted by applicable Law, whichever is less;
(j) enter into any extension, reorganization, deposit, merger, consolidation or other agreement pertaining to, or deposit, surrender, accept, hold or apply other property in exchange for, the Collateral or any part thereof;
(k) transfer the Collateral or any part thereof to the name of the Collateral Agent or to the name of a Collateral Agent’s nominee;
(l) take possession of and endorse in the name of the Borrower or in the name of the Collateral Agent, for the account of the Borrower, any bills of exchange, checks, drafts, money orders, notes or any other chattel paper, documents or instruments constituting all or any part of the Collateral or received as interest, rent or other payment on or on account of the Collateral or any part thereof or on account of its sale or lease;
(m) appoint another Person (who may be an employee, officer or other representative of the Collateral Agent) to do any of the foregoing, or take any other action permitted hereunder, on behalf of the Collateral Agent;
(n) execute (in the name, place and stead of the Borrower) endorsements, assignments and other instruments of conveyance or transfer with respect to all or any of the Collateral;
(o) take any other action which the Collateral Agent deems necessary or desirable to protect or realize upon its security interest in the Collateral or any part thereof;
(p) require the Borrower to assemble the Collateral or any part thereof and to make the same (to the extent the same is reasonably moveable) available to the Collateral Agent at a place to be designated by the Collateral Agent which is reasonably convenient to the Borrower and the Collateral Agent;
(q) make formal application for the transfer of all or any Governmental Approvals of the Borrower to the Collateral Agent or to any assignee of the Collateral Agent or to any purchaser of any of the Collateral to the extent the same are assignable in accordance with their terms and applicable Laws;
(r) bring an action or proceeding to foreclose or proceed to sell any real property pursuant to a power of sale; and/or
(s) exercise any other or additional rights or remedies granted to the Collateral Agent under any other provision of this Agreement or any other Financing Document, or exercisable by a secured party under the UCC or under any other applicable Law and without limiting the generality of the foregoing and without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange or broker’s board or elsewhere, at such price or prices and on such other terms as the Collateral Agent may deem commercially reasonable in accordance with the UCC.

Section 8.04 Minimum Notice Period. If, pursuant to applicable Laws, prior notice of any action described in Section 8.03 (Remedies) is required to be given to the Borrower, the Borrower hereby acknowledges that the minimum time required by such applicable Laws, or, if no minimum time is specified, ten (10) days shall be deemed a reasonable notice period.
Section 8.05 Sale of Collateral. In addition to exercising the foregoing rights, the Collateral Agent may, to the extent permitted by applicable Laws and subject to the Orders, arrange for and conduct the sale of the Collateral at a public or private sale (as the Collateral Agent may elect) which sale may be conducted by an employee or representative of the Collateral Agent, and any such sale shall be conducted in a commercially reasonable manner. The Collateral Agent may release, temporarily or otherwise, to the Borrower any item of Collateral of which the Collateral Agent has taken possession pursuant to any right granted to the Collateral Agent by this Agreement without waiving any rights granted to the Collateral Agent under this Agreement, the other Financing Documents or any other agreement related hereto or thereto. The Borrower, in connection with the Collateral Agent’s dealing with or disposing of the Collateral or any part thereof, hereby waives all rights, legal and equitable, it may now or hereafter have to require marshaling of assets or to require, upon foreclosure, sales of assets in a particular order. Each successor of the Borrower under the Financing Documents agrees that it shall be bound by the above waiver, to the same extent as if such successor gave the waiver itself. The Borrower also hereby waives, to the full extent it may lawfully do so, the benefit of all laws providing for rights of appraisal, valuation, stay, extension or redemption after foreclosure now or hereafter in force. If the Collateral Agent sells any of the Collateral upon terms permitting the purchaser to pay the purchase price in installments, the Borrower will be credited only with payments actually made by the purchaser and received by the Collateral Agent. In the event the purchaser fails to pay for the Collateral, the Collateral Agent may resell the Collateral and the Borrower shall be credited with the proceeds of the sale in excess of the amounts required to pay the Obligations in full. In the event the Collateral Agent bids at any foreclosure or trustee’s sale or at any private sale permitted by Law and this Agreement or any other Financing Document, the Collateral Agent may bid all or less than the amount of the Obligations. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of whether or not notice of sale has been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Borrower further acknowledges and agrees that any offer to sell any part of the Collateral that has been (i) publicly advertised on a bona fide basis in a newspaper or other publication of general circulation or (ii) made privately in the manner described herein to not less than fifteen (15) bona fide offerees shall be deemed to involve a “public disposition” for the purposes of Section 9-610(c) of the UCC.
Section 8.06 Actions Taken by Collateral Agent. Any action or proceeding to enforce this Agreement or any Project Document or other agreement forming part of the Collateral may be taken by the Collateral Agent either in the name of the Borrower or in the Collateral Agent’s name, as the Collateral Agent may deem necessary.

Section 8.07 Private Sales. The Collateral Agent shall incur no liability as a result of the sale of the Collateral, or any part thereof, at any private sale made in good faith by Collateral Agent pursuant to Section 8.03 (Remedies) or Section 8.05 (Sale of Collateral) conducted in a commercially reasonable manner and in accordance with the requirements of applicable Laws. The Borrower hereby waives any claims against the Collateral Agent and the other Senior Secured Parties arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Obligations, even if the Collateral Agent accepts the first offer received and does not offer the Collateral to more than one offeree, provided that such private sale is conducted in a commercially reasonable manner and in accordance with applicable Laws.
Section 8.08 Access to Land. In exercising its right to take possession of the Collateral upon the occurrence and during the continuation of an Event of Default hereunder, the Collateral Agent, personally or by its agents or attorneys, and subject to the rights of any tenant under any lease or sublease of the Collateral and subject to the Orders, to the fullest extent permitted by Law, may enter upon any land owned or leased by the Borrower without being guilty of trespass or any wrongdoing, and without liability to the Borrower for damages thereby occasioned.
Section 8.09 Compliance With Limitations and Restrictions. The Borrower hereby agrees that in respect of any sale of any of the Collateral pursuant to the terms hereof, the Collateral Agent is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of applicable Laws, or in order to obtain any required approval of the sale or of the purchaser by any Governmental Authority or official, and the Borrower further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Collateral Agent be liable or accountable to the Borrower for any discount allowed by reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.
Section 8.10 No Impairment of Remedies. If, in the exercise of any of its rights and remedies hereunder, the Collateral Agent forfeits any of its rights or remedies, including any right to enter a deficiency judgment against the Borrower or any other Person, whether because of any applicable Law pertaining to “election of remedies” or otherwise, the Borrower hereby consents to such action by the Collateral Agent and, to the extent permitted by applicable Law, waives any claim based upon such action, even if such action by the Collateral Agent would result in a full or partial loss of any rights of subrogation, indemnification or reimbursement which the Borrower might otherwise have had but for such action by the Collateral Agent or the terms herein. Any election of remedies which results in the denial or impairment of the right of the Collateral Agent to seek a deficiency judgment against any of the parties to any of the Financing Documents shall not, to the extent permitted by applicable Laws, impair the Borrower’s obligations hereunder.

Section 8.11 Attorney-In-Fact. (a) The Borrower hereby constitutes and appoints the Collateral Agent, acting for and on behalf of itself and the other Senior Secured Parties and each successor or permitted assign of the Collateral Agent and the other Senior Secured Parties, the true and lawful attorney-in-fact of the Borrower, with full power and authority in the place and stead of the Borrower and in the name of the Borrower, the Collateral Agent or otherwise to enforce all rights, interests and remedies of the Borrower with respect to the Collateral or enforce all rights, interests and remedies of the Collateral Agent under this Agreement (including the rights set forth in this Article VIII); provided, that the Collateral Agent shall not exercise any of the aforementioned rights unless an Event of Default has occurred and is continuing and has not been waived or cured in accordance with this Agreement and the other Financing Documents; and provided, further, that prior to the exercise by the Collateral Agent of any of the aforementioned rights, nothing in this Agreement shall prevent the Borrower from undertaking the Borrower’s operations in the ordinary course of business with respect to the Collateral, in accordance with the Financing Documents. This power of attorney is a power coupled with an interest and shall be irrevocable.
(b) If the Borrower fails to perform any agreement or obligation contained herein, and such failure continues for ten (10) days following delivery of written notice by the Collateral Agent to the Borrower, and subject to the Orders, the Collateral Agent itself may perform, or cause performance of, such agreement or obligation, and the reasonable expenses of the Collateral Agent incurred in connection therewith shall be payable by the Borrower and shall be secured by the Collateral.
Section 8.12 Application of Proceeds. Any moneys received by the Collateral Agent after the occurrence and during the continuance of an Event of Default may be held by the Collateral Agent on account of the Obligations without prejudice to any claim by any Senior Secured Party for any deficiency after such moneys are received by the Senior Secured Parties, and the Borrower shall remain liable for any such deficiency. All such moneys may be applied to such part of the Obligations as the Senior Secured Parties may direct. The Senior Secured Parties may at any time change any such appropriation of any such moneys received by the Senior Secured Parties and may reapply the same to any other part of the Obligations as the Senior Secured Parties may from time to time see fit, notwithstanding any previous application.
ARTICLE IX
THE AGENTS
Section 9.01 Appointment and Authority. (a) Each Lender hereby irrevocably appoints, designates and authorizes each Agent to take such action on its behalf under the provisions of this Agreement and each other Financing Document and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement or any other Financing Document, together with such actions as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Agents and the Lenders, and neither the Borrower nor any other Person shall have rights as a third party beneficiary of any of such provisions.

(b) Each Lender hereby appoints WestLB as its Administrative Agent under and for purposes of each Financing Document to which it is a party. WestLB hereby accepts this appointment and agrees to act as the Administrative Agent for the Lenders in accordance with the terms of this Agreement. Each Lender appoints and authorizes the Administrative Agent to act on behalf of such Lender under each Financing Document to which it is a party and, in the absence of other written instructions from the Required Lenders received from time to time by the Administrative Agent (with respect to which the Administrative Agent agrees that it will comply, except as otherwise provided in this Section 9.01 or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in any Financing Document, the Administrative Agent shall not have any duties or responsibilities except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into any Financing Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
(c) Each Lender hereby appoints WestLB as its Collateral Agent under and for purposes of each Financing Document to which it is a party. WestLB hereby accepts this appointment and agrees to act as the Collateral Agent for the Senior Secured Parties in accordance with the terms of this Agreement. Each of the Lenders hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Borrower or the Pledgor to the Collateral Agent in order to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 9.05 (Delegation of Duties) for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof), or for exercising any rights and remedies thereunder at the direction of the Collateral Agent, as the case may be, shall be entitled to the benefits of all provisions of this Article IX and Article X (Miscellaneous Provisions) (including Section 10.08 (Indemnification by the Borrower), as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Financing Documents. Notwithstanding any provision to the contrary contained elsewhere in any Financing Document, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein or in the other Financing Documents to which the Collateral Agent is party, nor shall the Collateral Agent have or be deemed to have any fiduciary relationship with the Borrower or any Senior Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into any Financing Document or otherwise exist against the Collateral Agent. Each of the Collateral Agent and the Administrative Agent shall have the right at any time to seek instructions from the Required Lenders or, in the case of the Collateral Agent, the Administrative Agent as to any discretionary actions contemplated hereby or in any other Financing Document or if this Agreement or any other Financing Document is silent as to any matter requiring action by the Collateral Agent and shall be fully protected in accordance with Section 9.03 (Exculpatory Provisions) and Section 9.04 (Reliance by Agents) when acting upon such instructions. Any action taken by the Collateral Agent or the Administrative Agent under or in relation to this Agreement and any other Financing Document to which it is party with requisite authority or on the basis of appropriate instructions received from the Lenders (or otherwise as duly authorized) shall be binding on each Lender. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 9.02 Rights as a Lender. Each Person serving as Agent hereunder or under any other Financing Document shall have the same rights and powers in its capacity as a Lender as any other Lender, and may exercise the same as though it were not an Agent. Each such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor for, or in any other advisory capacity for, and generally engage in any kind of business with the Borrower or Affiliates of the Borrower as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders or any other Agent.
Section 9.03 Exculpatory Provisions. (a) No Agent nor any of its respective directors, officers, employees or agents shall have any duties or obligations except those expressly set forth herein and in the other Financing Documents to which it is party. Without limiting the generality of the foregoing, no Agent shall:
(i) be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
(ii) have any duty to take any discretionary action or exercise any discretionary powers except discretionary rights and powers expressly contemplated hereby or by the other Financing Documents to which it is party that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in such other Financing Documents); provided that such Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Financing Document or applicable Law; and provided further that no such direction given to such Agent that in the sole judgment of such Agent imposes, or purports to impose, or might reasonably be expected to impose upon such Agent any obligation or liability not set forth in this Agreement or arising under this Agreement or other Financing Documents to which it is party shall be binding upon such Agent unless such Agent, in its sole discretion, accepts such direction;
(iii) except as expressly set forth herein and in the other Financing Documents to which it is party, have any duty to disclose, or be liable for any failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity; or
(iv) be required to institute any legal proceedings arising out of or in connection with, or otherwise take steps to enforce, this Agreement or any other Financing Document other than as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in such other Financing Documents).

(b) No Agent nor any of its respective directors, officers, employees or agents shall be liable for any action taken or not taken by it (i) with the prior written consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as may be necessary, or as such Agent may reasonably believe in good faith to be necessary, under the circumstances as provided in Section 9.01 (Appointment and Authority)), (ii) in connection with any amendment, consent, approval or waiver which it is permitted under the Financing Documents to enter into, agree to or grant or (iii) in the absence of its own gross negligence or willful misconduct. Each Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default or describing a situation that would constitute a Default or Event of Default is given to such Agent in writing by the Borrower or a Lender.
(c) No Agent nor any of its respective directors, officers, employees or agents shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Financing Document, (ii) the contents of any certificate, report, opinion or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein (including the use of proceeds) or the occurrence or continuance of any Default or Event of Default, (iv) the execution, validity, enforceability, effectiveness, genuineness or admissibility into evidence of this Agreement, any other Financing Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien or security interest (or title to or rights in any Collateral), or (v) the satisfaction of any condition set forth in Article VI (Conditions Precedent) or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to any such Agent.
(d) Each Agent may, unless and until it shall be directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in such other Financing Documents), take such action or refrain from taking such action in respect of a Default or Event of Default of which such Agent has been advised in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in such other Financing Documents) as it shall reasonably deem advisable in the best interests of the Lenders (but shall not be obligated to do so).
(e) The Collateral Agent may refrain from acting in accordance with any instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in such other Financing Documents) to institute any legal proceedings arising out of or in connection with this Agreement or any other Financing Document until it has been indemnified and/or secured to its satisfaction against any and all costs, expenses or liabilities (including legal fees and expenses) which it would or might reasonably be expected to incur as a result.
(f) No Agent shall be required to advance or expend any funds or otherwise incur any financial liability in the performance of its duties or the exercise of its powers or rights hereunder or under any Financing Document to which it is party unless it has been provided with security or indemnity reasonably satisfactory to it against any and all liability or expense which may be incurred by it by reason of taking or continuing to take such action.

Section 9.04 Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not (nor shall any of its directors, officers, employees or agents) incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts reasonably selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Agent may at any time and from time to time solicit written instructions in the form of directions from the Required Lenders or an order of a court of competent jurisdiction as to any action that it may be requested or required to take, or that it may propose to take, in the performance of any of its obligations under this Agreement or any other Financing Document to which it is party.
Section 9.05 Delegation of Duties. Each Agent may perform any and all of its duties and exercise any and all its rights and powers hereunder or under any other Financing Document by or through any one or more sub agents appointed by such Agent. Absent gross negligence or willful misconduct in selecting a sub-agent, no Agent shall be responsible for any action of, or failure to act by, any sub-agent that has been approved by the Required Lenders. Each Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub agent and to the Related Parties of such Agent and any such sub agent, and shall apply to their respective activities in connection with their acting as Agent.
Section 9.06 Resignation or Removal of Agent. (a) Any Agent may resign from the performance of all its functions and duties hereunder and/or under the other Financing Documents at any time by giving thirty (30) days’ prior notice to the Borrower and the Lenders. Any Agent may be removed at any time by the Required Lenders. Such resignation or removal shall take effect upon the appointment of a successor Agent, in accordance with this Section 9.06.
(b) Upon any notice of resignation by any Agent or upon the removal of any Agent by the Required Lenders, the Required Lenders shall appoint a successor Agent hereunder and under each other Financing Document who shall be a commercial bank having a combined capital and surplus of at least two hundred fifty million Dollars ($250,000,000).

(c) If no successor Agent has been appointed by the Required Lenders within thirty (30) days) after the date such notice of resignation was given by such Agent or the Required Lenders elected to remove such Agent, any Senior Secured Party may petition any court of competent jurisdiction for the appointment of a successor Agent. Such court may thereupon, after such notice, if any, as it may deem proper, appoint a successor Agent, as applicable, who shall serve as Agent hereunder and under each other Financing Document until such time, if any, as the Required Lenders appoint a successor Agent, as provided above.
(d) Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Agent, and the retiring (or removed) Agent shall be discharged from all of its duties and obligations hereunder and under the other Financing Documents. After the retirement or removal of any Agent hereunder and under the other Financing Documents, the provisions of this Article IX shall continue in effect for the benefit of such retiring (or removed) Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while such Agent was acting as Agent.
(e) If a retiring (or removed) Agent is the Collateral Agent, such Collateral Agent will promptly transfer any Collateral in the possession or control of such Collateral Agent to the successor Collateral Agent and will, subject to payment of its reasonable costs and expenses (including counsel fees and expenses), execute and deliver such notices, instructions and assignments as may be reasonably necessary or desirable to transfer the rights of the Collateral Agent with respect to such Collateral property to the successor Collateral Agent.
Section 9.07 No Amendment to Duties of Agent Without Consent. No Agent shall be bound by any waiver, amendment, supplement or modification of this Agreement or any other Financing Document that affects its rights or duties hereunder or thereunder unless such Agent shall have given its prior written consent, in its capacity as Agent, thereto.
Section 9.08 Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and make its Loans. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Financing Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.09 Collateral Agent May File Proofs of Claim. (a) In case of the pendency of any insolvency or liquidation proceeding relative to the Borrower or the Pledgor, the Collateral Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Collateral Agent or any other Senior Secured Party shall have made any demand on the Borrower) shall be entitled and empowered, but shall not be obligated, by intervention in such proceeding or otherwise:
(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Senior Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Senior Secured Parties and their respective agents and counsel and all other amounts due the Senior Secured Parties under Section 3.11 (Fees), Section 10.06 (Costs and Expenses) and Section 10.08 (Indemnification by the Borrower)) allowed in such judicial proceeding; and
(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.
(b) The Borrower and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Collateral Agent and, in the event that the Collateral Agent consents to the making of such payments directly to the Lenders, to pay to the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Agents under Section 3.11 (Fees), Section 10.06 (Costs and Expenses) and Section 10.08 (Indemnification by the Borrower).
(c) Nothing contained herein shall be deemed to authorize the Collateral Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Collateral Agent to vote in respect of the claim of any Lender in any such proceeding.
Section 9.10 Collateral Matters. (a) The Lenders irrevocably authorize the Collateral Agent to release any Lien on any property granted to or held by the Collateral Agent under any Financing Document for the benefit of the Senior Secured Parties (i) upon the occurrence of the Security Discharge Date, (ii) if approved, authorized or ratified in writing in accordance with Section 10.01 (Amendments, Etc.) or (iii) as permitted pursuant to the terms of the Financing Documents (including as contemplated by Section 7.02(f) (Negative Covenants — Asset Dispositions)).
(b) Upon request by the Collateral Agent at any time and from time to time, the Lenders will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of property pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Collateral Agent will, at the Borrower’s expense, execute and deliver to the Borrower or the Pledgor, as the case may be, such documents as such Person may reasonably request to evidence the release of such item of Collateral in accordance with the terms of the Financing Documents and this Section 9.10.
(c) Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder or under any of the other Financing Documents to which it is party, the Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Collateral Agent is deemed to have knowledge of such matters, or as to taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral (including the filing of UCC continuation statements). The Collateral Agent shall be deemed to have exercised appropriate and due care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which other collateral agents accord similar property under financing similar to the Loans.

Section 9.11 Copies. Each Agent shall give prompt notice to each Lender of each material notice or request required or permitted to be given to such Agent by the Borrower pursuant to the terms of this Agreement or any other Financing Document (other than instructions for the transfer of funds from Project Accounts pursuant to the Accounts Agreement or if otherwise concurrently delivered to the Lenders by the Borrower). Each Agent will promptly distribute to each Lender each document or instrument (including each document or instrument delivered by the Borrower to such Agent pursuant to Article V (Representations and Warranties), Article VI (Conditions Precedent) and Article VII (Covenants)) received for its account and copies of all other communications received by such Agent from the Borrower for distribution to the Lenders by such Agent in accordance with the terms of this Agreement or any other Financing Document.
Section 9.12 No Liability for Clean-up of Materials of Environmental Concern. If the Collateral Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any duty or obligation for the benefit of another, which in the Collateral Agent’s sole discretion may cause the Collateral Agent to be considered an “owner or operator” under any Environmental Laws or otherwise cause the Collateral Agent to incur, or be exposed to, any environmental liabilities or any liability under any other federal, state or local law, the Collateral Agent reserves the right, instead of taking such action, either to resign as Collateral Agent or to arrange for the transfer of the title or control of the asset to a court-appointed receiver. The Collateral Agent will not be liable to any Person for any environmental liabilities or any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Collateral Agent’s action and conduct as authorized, empowered or directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any Materials of Environmental Concern into the environment.
ARTICLE X
MISCELLANEOUS PROVISIONS
Section 10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Financing Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders (or, if expressly contemplated hereby, the Administrative Agent) and, in the case of an amendment, the Borrower and in each such case acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:
(a) waive any condition set forth in Section 6.01 (Conditions to Closing and First Funding of Loans) without the prior consent of all of the Lenders (other than the Non-Voting Lenders), except as expressly set forth therein;

(b) extend or increase the Aggregate Commitment or the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02 (Action Upon Event of Default) without the prior written consent of such Lender (other than any Non-Voting Lender);
(c) postpone any date scheduled for any payment of principal or interest under Section 3.01 (Repayment of Loans) or Section 3.02 (Interest Payment Dates), or any date fixed by the Administrative Agent for the payment of fees or other amounts due to the Lenders (or any of them) hereunder or under any other Financing Document without the prior written consent of each Lender affected thereby (other than any Non-Voting Lender);
(d) reduce the principal of, or the rate of interest specified herein on, any Loan, or any Fees or other amounts (including any mandatory prepayments under Section 3.08 (Mandatory Prepayment)) payable hereunder or under any other Financing Document to any Lender without the prior written consent of each Lender directly affected thereby (other than any Non-Voting Lender); provided that only the prior written consent of the Required Lenders shall be necessary to amend the definition of Default Rate or to waive any obligation of the Borrower to pay interest at the Default Rate;
(e) change the order of application of any reduction in the Commitments or any prepayment of Loans from the application thereof set forth in the applicable provisions of Section 2.05 (Termination or Reduction of Commitments), Section 3.07 (Optional Prepayment) or Section 3.08 (Mandatory Prepayment) in any manner without the prior written consent of each Lender affected thereby (other than any Non-Voting Lender);
(f) change any provision of this Section 10.01, the definition of Required Lenders or any other provision of any Financing Document specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights under any Financing Document (including any such provision specifying the number or percentage of Lenders required to waive any Event of Default or forbear from taking any action or pursuing any remedy with respect to any Event of Default), or make any determination or grant any consent under any Financing Document, without the prior written consent of each Lender (other than any Non-Voting Lender); or
(g) release (i) the Borrower from all or substantially all of its obligations (except for obligations that are expressly covered in clauses (a)-(f) above) under any Financing Document, or (ii) Collateral with a fair market value, or a disposal price, of more than one million Dollars ($1,000,000) in any transaction or series of related transactions, without the prior written consent of each Lender (other than any Non-Voting Lender);
and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, such Agent under this Agreement or any other Financing Document; and (ii) Section 10.03(h) (Assignments) may not be amended, waived or otherwise modified without the prior written consent of each Granting Lender all or any part of whose Loan is being funded by an SPV at the time of such amendment, waiver or other modification.

Notwithstanding the other provisions of this Section 10.01, the Borrower, the Collateral Agent and the Administrative Agent may (but shall have no obligation to) amend or supplement the Financing Documents without the consent of any Lender solely: (i) to cure any ambiguity, defect or inconsistency; (ii) to make any change that would provide any additional rights or benefits to the Lenders or (iii) to make, complete or confirm any grant of Collateral permitted or required by this Agreement or any release of any Collateral that is otherwise permitted under the terms of this Agreement or the Orders. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
Section 10.02 Applicable Law; Jurisdiction; Etc. (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, WITHOUT REFERENCE TO CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
(b) All judicial proceedings brought against the Borrower arising out of or relating to this Agreement or any other Financing Document, or any Obligations hereunder or thereunder, must be brought in the Bankruptcy Court and, if the Bankruptcy Court does not have (or abstains from) jurisdiction, such proceeding may be brought in the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate court of any thereof.
(c) SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY CONSENTS AND AGREES THAT THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE BORROWER, ON THE ONE HAND, AND EACH LENDER AND EACH AGENT, ON THE OTHER HAND, PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER FINANCING DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER FINANCING DOCUMENTS; PROVIDED, THAT THE BORROWER ACKNOWLEDGES THAT ANY APPEALS FROM THE BANKRUPTCY COURT MAY HAVE TO BE HEARD BY A COURT OTHER THAN THE BANKRUPTCY COURT; PROVIDED, FURTHER, THAT, SUBJECT TO RECEIVING PRIOR APPROVAL FROM THE BANKRUPTCY COURT AUTHORIZING SUCH ACTION, NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE EACH LENDER AND EACH AGENT BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER.
(d) WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT IN ANY COURT REFERRED TO IN SECTION 10.02(c). THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(e) Immunity. To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Borrower hereby irrevocably and unconditionally waives such immunity in respect of its obligations under the Financing Documents and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section 10.02(e) shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.
(f) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.02.
Section 10.03 Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Agent and Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with Section 10.03(b), (ii) by way of participation in accordance with Section 10.03(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.03(f), or (iv) to an SPV in accordance with the provisions of Section 10.03(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in this Section 10.03 and, to the extent expressly contemplated hereby, the Related Parties of each Agent and Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time after the date hereof assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the Commitment (which for this purpose includes the Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Lender Assignment Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Lender Assignment Agreement, as of the Trade Date, shall not be less than one million Dollars ($1,000,000), unless the Administrative Agent otherwise consents in writing; (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned; (iii) the parties to each assignment shall execute and deliver to the Administrative Agent a Lender Assignment Agreement, together with a processing and recordation fee of two thousand five hundred Dollars ($2,500); provided that (A) no such fee shall be payable in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender and (B) in the case of contemporaneous assignments by a Lender to one or more Approved Funds managed by the same investment advisor (which Approved Funds are not then Lenders hereunder), only a single such two thousand five hundred Dollar ($2,500) fee shall be payable for all such contemporaneous assignments and (iv) the Eligible Assignee, if it is not a Lender prior to such assignment, shall deliver to the Administrative Agent an administrative questionnaire. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.03(c), on and after the effective date specified in each Lender Assignment Agreement, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Lender Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Lender Assignment Agreement, be released from its obligations under this Agreement (and, in the case of a Lender Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 4.01 (Eurodollar Rate Lending Unlawful), Section 4.03 (Increased Eurodollar Loan Costs), Section 4.05 (Funding Losses), Section 4.07 (Taxes), Section 10.06 (Costs and Expenses) and Section 10.08 (Indemnification by the Borrower) with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.03(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.03(d).
(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s office a copy of each Lender Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower or any Agent, sell participations to any Person (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall (i) provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 (Amendments, Etc.) that directly affects such Participant and (ii) require such Participant to comply with Section 10.18 (Treatment of Certain Information; Confidentiality) as though it were a Lender. Subject to Section 10.03(e), the Borrower agrees that each Participant shall be entitled to the benefits of Section 4.01 (Eurodollar Rate Lending Unlawful), Section 4.03 (Increased Eurodollar Loan Costs), Section 4.05 (Funding Losses) and Section 4.07 (Taxes) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.03(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.15 (Right of Setoff) as though it were a Lender; provided such Participant agrees to be subject to Section 3.13 (Sharing of Payments) as though it were a Lender.
(e) A Participant shall not be entitled to receive any greater payment under Section 4.01 (Eurodollar Rate Lending Unlawful) or Section 4.03 (Increased Eurodollar Loan Costs) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the prior written consent of the Borrower.
(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g) The words “execution,” “signed,” “signature,” and words of like import in any Lender Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPV”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to fund any Loan, and (ii) if an SPV elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 3.13 (Sharing of Payments). Each party hereto hereby agrees that (A) neither the grant to any SPV nor the exercise by any SPV of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including their obligations under Section 4.03 (Increased Eurodollar Loan Costs), (B) no SPV shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (C) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Financing Document, remain the lender of record hereunder. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one (1) year and one (1) day after the payment in full of all outstanding commercial paper or other senior debt of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any insolvency or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPV may (1) with notice to, but without prior consent of the Administrative Agent and without paying any processing fee therefor, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (2) disclose on a confidential basis any non-public information relating to its funding of any Loan to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPV.
Section 10.04 Benefits of Agreement. Except as expressly set forth herein, nothing in this Agreement or any other Financing Document, express or implied, shall give to any Person, other than the parties hereto and thereto, and each of their successors and permitted assigns under this Agreement or any other Financing Document, any benefit or any legal or equitable right or remedy under this Agreement.
Section 10.05 Consultants. (a) The Required Lenders acting jointly or the Administrative Agent may, in their sole discretion, appoint any Consultant for the purposes specified herein. If any of the Consultants is removed or resigns and thereby ceases to act for purposes of this Agreement and the other Financing Documents, the Required Lenders acting jointly or the Administrative Agent, as the case may be, shall designate a Consultant in replacement.

(b) The Borrower shall reimburse each Consultant appointed hereunder for the reasonable fees and documented expenses of such Consultant retained on behalf of the Lenders pursuant to this Section 10.05.
(c) In all cases in which this Agreement provides for any Consultant to “agree,” “approve,” “certify” or “confirm” any report or other document or any fact or circumstance, such Consultant may make the determinations and evaluations required in connection therewith based upon information provided by the Borrower or other sources reasonably believed by such Consultant to be knowledgeable and responsible, without independently verifying such information; provided that, notwithstanding the foregoing, such Consultant shall engage in such independent investigations or findings as it may from time to time deem necessary in its reasonable discretion to support the determinations and evaluations required of it.
Section 10.06 Costs and Expenses. The Borrower shall pay (a) all reasonable and documented out of pocket expenses incurred by the Agents or any Lender (including all reasonable fees, costs and expenses of counsel for any Senior Secured Party and a financial advisor for the Administrative Agent) in connection with (i) the preparation, negotiation, syndication, execution and delivery of this Agreement and the other Financing Documents (whether or not the transactions contemplated hereby or thereby are consummated), (ii) the negotiation, preparation and filing and recordation of the Financing Documents, the Interim Order and the Final Order, (iii) any amendments, modifications or waivers of the provisions of this Agreement, the other Financing Documents, the Interim Order and the Final Order, (iv) the administration of this Agreement, the other Financing Documents, the Interim Order and the Final Order, (v) the obtaining of approval of the Financing Documents by the Bankruptcy Court, (vi) the preparation and review of pleadings, documents and reports related to the Chapter 11 Case or any subsequent case under Chapter 7 of the Bankruptcy Code, attendance at meetings, court hearings or conferences related to the Chapter 11 Case or any subsequent case under Chapter 7 of the Bankruptcy Code and (vii) general monitoring of the Chapter 11 Case or any subsequent case under Chapter 7 of the Bankruptcy Code and (b) all out-of-pocket expenses incurred by the Agents or any Lender (including all fees, costs and expenses of counsel for any Senior Secured Party), in connection with the enforcement or protection of its rights in connection with this Agreement and the other Financing Documents, including its rights under this Section 10.06, including in connection with any workout, restructuring or negotiations in respect of the Obligations.
Section 10.07 Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it has been executed by the Administrative Agent and when the Administrative Agent has received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or portable document format (“pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.08 Indemnification by the Borrower. (a) In addition to the indemnity by the Borrower set forth in Section 10.11(f) (Notices and Other Communications) and except for Taxes (which are addressed in Section 4.07 (Taxes)), the Borrower hereby agrees to indemnify each Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including all reasonable fees, costs and expenses of counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of:
(i) the execution or delivery of this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby;
(ii) any Loan or the use or proposed use of the proceeds therefrom;
(iii) any actual or alleged presence, release or threatened release of Materials of Environmental Concern on or from the Project or any property owned, leased or operated by the Borrower, or any liability pursuant to an Environmental Law related in any way to the Project, the Site or the Borrower;
(iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of the Borrower’s members, managers, or creditors, and regardless of whether any Indemnitee is a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Financing Documents is consummated, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee;
(v) any claim, demand or liability for broker’s or finder’s or placement fees or similar commissions, whether or not payable by the Borrower, alleged to have been incurred in connection with such transactions, other than any broker’s or finder’s fees payable to Persons engaged by the Lenders or the Agents without the knowledge of the Borrower; and/or
(vi) the repayment in full of (or, if no Existing Plant Debt is outstanding, the termination of the commitment for) the Existing Plant Debt.
provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and Non-Appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(b) To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 10.08(a) to be paid by it to any Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s ratable share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any sub-agent thereof) in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any sub-agent thereof) in connection with such capacity. The obligations of the Lenders to make payments pursuant to this Section 10.08(b) are several and not joint and shall survive the payment in full of the Obligations and the termination of this Agreement. The failure of any Lender to make payments on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to do so. The Lenders agree and acknowledge that the DIP Accounts Bank is an intended third party beneficiary of this Section 10.08(b).
(c) Except as otherwise provided in ARTICLE VI (Conditions Precedent), all amounts due under this Section 10.08 shall be payable not later than ten (10) Business Days after demand therefor.
Section 10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Financing Document, the interest paid or agreed to be paid under the Financing Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by any Agent or any Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
Section 10.10 No Waiver; Cumulative Remedies. No failure by any Senior Secured Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Financing Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Financing Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Section 10.11 Notices and Other Communications. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.11(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or any Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.11(a); and
(ii) if to any Lender, to the address, telecopier number, electronic mail address or telephone number specified in its administrative questionnaire.
(b) Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 10.11(d) shall be effective as provided in Section 10.11(d).
(c) Notices and other communications to the Lenders or any Agent hereunder may be delivered or furnished by electronic communication (including e mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent, and in the case of notices to the Collateral Agent, by the Collateral Agent as well; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II (Commitments and Funding) if such Lender has so notified the Administrative Agent. Each of the Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(d) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not received during the normal business hours of the recipient, such notice or communication shall be deemed to have been received at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in Section 10.11(d)(i) of notification that such notice or communication is available and identifying the website address therefor.
(e) Each of the Borrower and the Agents may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and each Agent.
(f) The Agents and the Lenders shall be entitled to rely and act upon any written notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with any Agent may be recorded by such Agent, and each of the parties hereto hereby consents to such recording.

(g) So long as WestLB is the Administrative Agent, the Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Financing Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to Funding, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default or (iv) is required to be delivered to satisfy any condition precedent to Funding (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to nyc_agency_services@westlb.com. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Financing Documents but only to the extent requested by the Administrative Agent.
(h) So long as WestLB is the Administrative Agent, the Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on http://www.intralinks.com (or any replacement or successor thereto) or a substantially similar electronic transmission systems (the “Platform”).
(i) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENTS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENTS IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(j) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth in Schedule 10.11(a) shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Financing Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Financing Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.
(k) Notwithstanding clauses (g) to (j) above, nothing herein shall prejudice the right of any Agent or Lender to give any notice or other communication pursuant to any Financing Document in any other manner specified in such Financing Document.
Section 10.12 Patriot Act Notice. Each Lender and Agent (for itself and not on behalf of any Lender or other Agent) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.
Section 10.13 Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other Person or against or in payment of any or all the Obligations. To the extent that any payment by or on behalf of the Borrower is made to any Agent or Lender, or any Agent or Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any insolvency or liquidation proceeding or otherwise, then (a) to the extent of such recovery, the Obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to each Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by such Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under Section 10.13(b) shall survive the payment in full of the Obligations and the termination of this Agreement.
Section 10.14 Non-Recourse. The Loans are the obligations solely of the Borrower, and the Senior Secured Parties will have access only to the Borrower and the Collateral for repayment. The Obligations of the other Loan Parties are limited to those specifically stated in the Financing Documents to which each such entity is a party and, except to the extent expressly set forth in such Financing Documents, the Loan Parties other than the Borrower have no direct obligation with respect to the payment of the Loans.

Section 10.15 Right of Setoff. Each Lender and each of its respective Affiliates is hereby authorized at any time and from time to time during the continuance of an Event of Default, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Financing Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Financing Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section 10.15 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 10.16 Severability. If any provision of this Agreement or any other Financing Document is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Financing Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 10.17 Survival. Notwithstanding anything in this Agreement to the contrary, Section 10.06 (Costs and Expenses) and Section 10.08 (Indemnification by the Borrower) shall survive any termination of this Agreement. In addition, each representation and warranty made hereunder and in any other Financing Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of the Funding, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder or under any other Financing Document shall remain unpaid or unsatisfied.
Section 10.18 Treatment of Certain Information; Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its Affiliates’ respective partners, directors, officers, employees, agents, advisors (including legal counsel and financial advisors) and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested or required by any regulatory authority purporting to have jurisdiction over it; (c) to the extent required by applicable Law or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder (including any actual or prospective purchaser of Collateral); (f) subject to an agreement containing provisions substantially the same as those of this Section 10.18, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Borrower or (iii) any Person (and any of its officers, directors, employees, agents or advisors) that may enter into or support, directly or indirectly, or that may be considering entering into or supporting, directly or indirectly, either (A) contractual arrangements with such Agent or Lender, or any Affiliates thereof, pursuant to which all or any portion of the risks, rights, benefits or obligations under or with respect to any Loan or Financing Document is transferred to such Person or (B) an actual or proposed securitization or collateralization of, or similar transaction relating to, all or a part of any amounts payable to or for the benefit of any Lender under any Financing Document (including any rating agency); (g) with the consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.18 or (ii) becomes available to any Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower; (i) to any state, federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; or (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Borrower received by it from such Lender). In addition, any Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Financing Documents, the Commitments, and the Funding. For the purposes of this Section 10.18, “Information” means written information that the Borrower furnishes to any Agent or Lender after the date hereof (and designated at the time of delivery thereof in writing as confidential) pursuant to or in connection with any Financing Document, relating to the assets and business of the Borrower, but does not include any such information that (i) is or becomes generally available to the public other than as a result of a breach by such Agent or Lender of its obligations hereunder, (ii) is or becomes available to such Agent or Lender from a source other than the Borrower that is not, to the knowledge of such Agent or Lender, acting in violation of a confidentiality obligation with the Borrower or (iii) is independently compiled by any Agent or Lender, as evidenced by their records, without the use of the Information. Any Person required to maintain the confidentiality of Information as provided in this Section 10.18 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.19 Waiver of Consequential Damages, Etc. Except as otherwise provided in Section 10.08 (Indemnification by the Borrower) for the benefit of any Indemnitee, to the fullest extent permitted by applicable Law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Financing Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.
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IN WITNESS WHEREOF, the parties hereto have caused this Debtor-In-Possession Credit Agreement to be executed by their respective officers as of the day and year first above written.

SOUTHWEST GEORGIA ETHANOL, LLC,
as Borrower

By:	/s/ Lawrence A. Kamp

	Name:	Lawrence A. Kamp
	Title:	Chief Financial Officer
Signature Page to DIP Credit Agreement

WESTLB AG, NEW YORK BRANCH,
as Administrative Agent

By:	/s/ Dominick D’Ascoli

	Name:	Dominick D’Ascoli
	Title:	Director

By:	/s/ Christian Grane

	Name:	Christian Grane
	Title:	Executive Director

WESTLB AG, NEW YORK BRANCH,
as Collateral Agent

By:	/s/ Dominick D’Ascoli

	Name:	Dominick D’Ascoli
	Title:	Director

By:	/s/ Christian Grane

	Name:	Christian Grane
	Title:	Executive Director

WESTLB AG, NEW YORK BRANCH,
as Lender

By:	/s/ Dominick D’Ascoli

	Name:	Dominick D’Ascoli
	Title:	Director

By:	/s/ Christian Grane

	Name:	Christian Grane
	Title:	Executive Director

AGFIRST FARM CREDIT BANK,
as Lender

By:	/s/ Victoria N. Kovalenko

	Title:	Vice President

FARM CREDIT BANK OF TEXAS,
as Lender

By:	/s/ Isaac E. Bennett

	Name:	Isaac E. Bennett
	Title:	Vice President
Signature Page to DIP Credit Agreement